Exhibit 10.1

EXECUTION COPY

SUPERPRIORITY DEBTOR-IN-POSSESSION

CREDIT AND GUARANTY AGREEMENT

dated as of September 8, 2011

among

NEWPAGE CORPORATION,

a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Borrower,

NEWPAGE HOLDING CORPORATION,

NEWPAGE GROUP INC. and

CERTAIN SUBSIDIARIES OF NEWPAGE CORPORATION,

each a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy

Code,

as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A. and

WELLS FARGO CAPITAL FINANCE, LLC,

as Co-Collateral Agents,

BARCLAYS CAPITAL,

as Syndication Agent,

WELLS FARGO CAPITAL FINANCE, LLC,

as Documentation Agent,

J.P. MORGAN SECURITIES LLC,

BARCLAYS CAPITAL, and

WELLS FARGO CAPITAL FINANCE, LLC,

as Joint Bookrunners and Joint Lead Arrangers for the Revolving Facility

and

J.P. MORGAN SECURITIES LLC and

BARCLAYS CAPITAL,

as Joint Bookrunners and Joint Lead Arrangers for the Term Facility

$350,000,000 Superpriority Debtor-in-Possession Revolving Facility

$250,000,000 Superpriority Debtor-in-Possession Term Facility

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3

4

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APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1.01A	Permitted Asset Sales
	1.01B	Maximum Cumulative Reorganization Expenses
	1.01C	Deemed Consolidated Adjusted EBITDA Amounts
	1.01D	Landlord Waiver and Consent Agreements
	2.04	Existing Letters of Credit
	4.01	Jurisdictions of Organization and Qualification
	4.02	Capital Stock and Ownership
	4.10	Insurance
	4.11	Adverse Proceedings
	4.12	Taxes
	4.13	Real Estate Assets
	4.14	Environmental Matters
	4.16	Material Contracts
	4.20	Employee Benefit Plans
	4.25	Locations of Material Inventory
	6.01	Existing Indebtedness
	6.02	Existing Liens
	6.04	Existing Negative Pledges
	6.06	Existing Restrictions on Subsidiary Distributions
	6.07	Existing Investments
	6.09	Excluded Assets
	6.12	Existing Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Revolving Loan Note
	B-2	Swing Line Note
	B-3	Term Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Form of U.S. Tax Certificate
	F	Counterpart Agreement
	G	Intercompany Note
	H	Landlord Waiver and Consent Agreement
	I	Borrowing Base Certificate
	J	Collateral Amount Certificate
	K	13 Week Forecast
	L-1	Perfection Certificate
	L-2	Perfection Certificate Supplement
	M	Interim Order

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SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AND

GUARANTY AGREEMENT

This SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT, dated as of September 8, 2011 is entered into by and among NEWPAGE CORPORATION, a Delaware corporation, a debtor and a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, as Borrower (“Borrower”), NEWPAGE HOLDING CORPORATION, a Delaware corporation (“Holdings”), NEWPAGE GROUP INC., a Delaware corporation (“SuperHoldCo”) and CERTAIN SUBSIDIARIES OF BORROWER, each a debtor and a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, as Guarantors, the Lenders party hereto from time to time, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), JPMCB and WELLS FARGO CAPITAL FINANCE, LLC (“WFCF”), as Co-Collateral Agents (together with their permitted successors in such capacity, “Co-Collateral Agents” and each, a “Co-Collateral Agent”) and BARCLAYS CAPITAL (“Barclays Capital”), the investment banking division of Barclays Bank PLC (“Barclays Bank”), as Syndication Agent (together with its permitted successors in such capacity, “Syndication Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, on September 7, 2011 (the “Petition Date”), Borrower and the Guarantors filed voluntary petitions with the Bankruptcy Court initiating cases under Chapter 11 of the Bankruptcy Code and have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“13-Week Forecast” as defined in Section 5.01(e)(i).

“ABR Loan” means a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Debtor” means any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Accounts” means all “accounts” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which such Person now or hereafter has rights.

“ACH Letter Agreement” means the letter agreement, dated September 8, 2011, among Wells Fargo Bank, WFCF, Borrower and Guarantors regarding the Banking Services to be provided to Borrower and Guarantors by Wells Fargo Bank, as in effect on the date hereof.

“Activation Notice” as defined in Section 9.01(e).

“Adjusted Eurodollar Rate” means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that the Adjusted Eurodollar Rate for purposes of interest rate determinations with respect to the Term Loans shall at no time be less than 1.50% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent Fee Letter” means the Amended and Restated Administrative Agent Fee Letter dated as of September 6, 2011 by and among Borrower, JPMCB and JPMorgan, as it may be amended, supplemented or otherwise modified from time to time.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of SuperHoldCo or any of its Consolidated Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of SuperHoldCo or any of its Consolidated Subsidiaries,

threatened in writing against SuperHoldCo or any of its Consolidated Subsidiaries or any property of SuperHoldCo or any of its Consolidated Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means, collectively, Administrative Agent, each Co-Collateral Agent and Syndication Agent.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Aggregate Payments” as defined in Section 7.02.

“Agreement” means this Superpriority Debtor-in-Possession Credit and Guaranty Agreement, dated as of the Closing Date, as it may be amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted Eurodollar Rate for a three month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively; provided that the Alternate Base Rate for purposes of interest rate determinations with respect to the Term Loans shall at no time be less than 2.50% per annum.

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean with respect to Loans and the Applicable Revolving Commitment Fee Percentage, a percentage per annum set forth in the table below:

Applicable Margin for Term Loans		Applicable Margin for Revolving Loans		Applicable Revolving Commitment Fee Percentage
Eurodollar Rate Loan	ABR Loan	Eurodollar Rate Loan	ABR Loan
7.50%	6.50%	3.25%	2.25%	0.50%

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents, an Issuing Bank, the Lenders or the Credit Parties by means of electronic communications pursuant to Section 11.01(b).

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of SuperHoldCo’s or any Credit Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of SuperHoldCo’s Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) leases or subleases of immaterial real property that is no longer used or useful in the business of any Credit Party, (iii) dispositions, by means of trade-in, of equipment used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment, (iv) the use or transfer of Cash and Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or other Credit Documents, (v) licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (vi) to the extent allowable under Section 1031 of the Internal Revenue Code, any exchange of like property for use in a business of any Credit Party permitted by Section 6.13, (vii) any issuance of equity or other beneficial ownership interests by a Subsidiary of Holdings to SuperHoldCo or a Restricted Subsidiary of SuperHoldCo so long as such interests are pledged to Administrative Agent for the benefit of Lenders to the extent required by this Agreement or any other Credit Document, (viii) the creation of a Permitted Lien under Section 6.02, (ix) the sale, lease or sublease of any assets or properties listed on Schedule 1.01A, but only to the extent that (A) any such sale, lease or sublease is consummated on or before December 31, 2011, (B) the consideration received in respect of any such sale, lease or sublease does not exceed $1,000,000 and (C) the consideration received in respect of all such sales, leases and subleases does not exceed $5,000,000 in the aggregate from and after the Closing Date and (x) sales or other dispositions of other assets for aggregate consideration of an amount less than $1,000,000 with respect to any transaction and less than $5,000,000 in the aggregate from and after the Closing Date.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 11.06(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s Senior Officers, secretary, or other person expressly authorized by resolution or written consent to represent such entity in such capacity.

“Availability Block” means $35,000,000.

“Avoidance Actions” means the Credit Parties’ claims and causes of action under Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement or otherwise.

“Banking Services” means treasury management services (including without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, interstate depository network services and purchasing cards and similar programs) provided to any Credit Party by any Banking Services Provider.

“Banking Services Obligations” means (a) any and all obligations of SuperHoldCo, Holdings, Borrower or any Guarantor Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore) owing to any Banking Services Provider in connection with Banking Services and (b) any Existing Banking Services Obligations.

“Banking Services Provider” means any Lender or any of its Affiliates.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect (or any similar or equivalent legislation as in effect in any applicable jurisdiction), or any successor statutes.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays Bank” as defined in the preamble hereto.

“Barclays Capital” as defined in the preamble hereto.

“Beneficiary” means each Agent, Issuing Bank and Lender.

“Blocked Account” as defined in Section 9.01(d).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; (iii) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof; and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” as defined in the preamble hereto.

“Borrower’s Case” means the case under Chapter 11 of the Bankruptcy Code with respect to which Borrower is the debtor and the debtor-in-possession.

“Borrower’s Reinstatement Application” as defined in Section 2.28(c).

“Borrowing Base” means at any time, subject to adjustment as provided in Section 2.24, an amount equal to the sum of, without duplication:

(a) the book value of Eligible Accounts of Borrower and the Borrowing Base Guarantors multiplied by the advance rate of 85%, plus

(b) the lesser of (i) the Cost of Eligible Inventory of Borrower and the Borrowing Base Guarantors multiplied by the advance rate of 75%, or (ii) the Cost of Eligible Inventory of Borrower and the Borrowing Base Guarantors multiplied by the advance rate of 85% of the Net Orderly Liquidation Value, minus

(c) effective immediately upon notification thereof to Borrower by Administrative Agent, (i) the Specified Reserves and (ii) any other Reserves established from time to time in accordance with the provisions set forth in the definition of “Reserves”.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to Co-Collateral Agents and Administrative Agent with such adjustments as Administrative Agent deems appropriate in its Permitted Discretion to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.

“Borrowing Base Certificate” means an officer’s certificate from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit I, delivered to Administrative Agent and Co-Collateral Agents and setting forth Borrower’s calculation of the Borrowing Base.

“Borrowing Base Guarantor” means any Guarantor that is a Wholly-Owned Subsidiary of Borrower which may hereafter be approved by Administrative Agent and Co-Collateral Agents in their Permitted Discretion and which (a) is organized in a State within the United States, (b) is currently able to prepare all collateral reports in a comparable manner to Borrower’s reporting procedures and (c) has executed and delivered to Administrative Agent such joinder agreements to guarantees, contribution and set-off agreements and other Collateral Documents as Administrative Agent has reasonably requested so long as Administrative Agent has received and approved, in its reasonable discretion, (i) a collateral audit and Inventory Appraisal conducted by an independent appraisal firm reasonably acceptable to Administrative Agent and (ii) all UCC search results necessary to confirm Administrative Agent’s first priority Lien on all of such Borrowing Base Guarantor’s personal Property, subject to Permitted Liens. As of the Closing Date, the Borrowing Base Guarantors shall be Chillicothe Paper, Inc., Escanaba Paper Company, Luke Paper Company, Rumford Paper Company, Wickliffe Paper Company LLC, NewPage Canadian Sales LLC, NewPage Consolidated Papers Inc. and NewPage Wisconsin System Inc.

“Borrowing Base Shortfall” as defined in Section 2.14(a).

“Budget” as defined in Section 3.01(h).

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Canadian Dollars” means the lawful money of Canada.

“Canadian Subsidiary” means NewPage Port Hawkesbury Corp., a company organized under the laws of Nova Scotia, Canada.

“Canadian Transition Services Agreement” means, collectively, (i) that certain Settlement and Transition Agreement, dated as of September 1, 2011, between Borrower and the Canadian Subsidiary and (ii) that certain Escrow Agreement, dated as of September 1, 2011, among Borrower, the Canadian Subsidiary and Ernst & Young Inc., as escrow agent.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Carve Out” means (a) all fees required to be paid to the Clerk of the Bankruptcy Court and to the U.S. Trustee under section 1930(a) of title 28 of the

United States Code, (b) any and all allowed and unpaid claims of professionals whose retention is approved by the Bankruptcy Court during the Cases pursuant to Sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses incurred (i) prior to the occurrence of an Event of Default and (ii) at any time after the occurrence and during the continuance of an Event of Default in an aggregate amount not exceeding the Carve Out Cap, which (A) shall be used to pay fees and expenses incurred by the Credit Parties’ professionals retained in the Cases and (B) no more than $1,500,000 of the Carve Out Cap shall be used to pay the fees and expenses incurred by professionals of any official committee (the “Committee”) (including the reimbursement of out-of-pocket expenses of the members of such Committee) appointed in the Cases and (c) all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code not to exceed $50,000. Any payments of the allowed professional fees incurred after an Event of Default shall reduce the amount of the Carve-Out by the amount of any such payment. The Carve Out shall not include, apply to, or be available for any fees or expenses incurred by any party, including Borrower or any Guarantor, any Committee, unofficial committee or ad hoc group or any professional, in connection with (1) the investigation, initiation or prosecution of any claims (including for the avoidance of Liens) against any Agent, any Lender or Issuing Bank under the Prepetition Revolving Credit Agreement and/or this Agreement, or preventing, hindering, or delaying the assertion of enforcement of any Lien, claim or right or realization upon any Collateral by any Agent, any Lender or Issuing Bank, (2) a request to use cash collateral (as such term is defined in Section 363 of the Bankruptcy Code) without the prior consent of Administrative Agent, (3) a request, without the prior consent of Administrative Agent, for authorization to obtain debtor-in-possession financing or other financial accommodations pursuant to Section 364(c) or (d) of the Bankruptcy Code that does not indefeasibly repay in full in cash the obligations (including cash collateralizing any Letters of Credit) under the Credit Facilities on terms and conditions acceptable to Administrative Agent, or (4) any act which has the effect of materially or adversely modifying or compromising the rights and remedies of Administrative Agent, any Co-Collateral Agent or any Lender as set forth herein and in the other Credit Documents, or which results in the occurrence of an Event of Default, unless otherwise agreed in writing by Administrative Agent in its sole discretion. For the avoidance of doubt the Carve Out Cap shall neither be reduced nor increased by the amount of compensation or reimbursement of allowed fees and/or expenses incurred, awarded or paid prior to the occurrence of an Event of Default in respect of which the Carve Out is invoked, and nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in this definition.

“Carve Out Account” as defined in Section 5.18.

“Carve Out Cap” means $7,500,000.

“Carve Out Reserves” means, at any time, the reserves established by Administrative Agent in an amount equal to the aggregate remaining available amount of the Carve Out Cap at such time, if any.

“Cases” means collectively, each and all of (x) Borrower’s Case and (y) the Guarantors’ Cases.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Dominion Trigger Event” means the occurrence of any one of the following events: (i) at any time on or after the date of entry of the Final Order, Revolver Excess Availability shall be less than $90,000,000 for a period of three (3) consecutive Business Days or (ii) an Event of Default shall occur and be continuing; provided, that, (A) to the extent that the Cash Dominion Trigger Event has occurred due to clause (i) of this definition, if Revolver Excess Availability shall be equal to or greater than $90,000,000 for at least sixty (60) consecutive days (B) or due to clause (ii) of this definition, if the Event of Default has been cured or waived, as applicable, the Cash Dominion Trigger Event shall be deemed to be over. At any time that a Cash Dominion Trigger Event shall be deemed to be over or otherwise cease to exist, the Administrative Agent shall take such actions, including delivering a notice of termination of the Dominion Period (a “Dominion Cancellation Notice”) and such other notices and directions to depositary institutions at which Blocked Accounts are established, to terminate the cash sweeps and other transfers existing pursuant to Section 9.01(e) as a result of any Activation Notice or other notices or directions given by Administrative Agent during the existence of such Cash Dominion Trigger Event. Notwithstanding the foregoing, upon the third commencement of a Dominion Period, then notwithstanding the satisfaction of the applicable criteria set forth in clauses (A) and (B) in the proviso to the first sentence of this definition, Administrative Agent shall not be required to send a Dominion Cancellation Notice (unless otherwise directed by the Requisite Lenders), and the Dominion Period shall continue until all Obligations have been paid in full, all Commitments have been terminated and all Letters of Credit have been either terminated or cash collateralized.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $250,000,000, and (c) having one of the two highest ratings obtainable from S&P or Moody’s when acquired; and (vi) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above.

“CCAA Process” means the commencement of a process by the Canadian Subsidiary under the Companies’ Creditors Arrangement Act or a similar process under Canadian Law.

“Change in Law” as defined in Section 2.19.

“Change of Control” means, at any time, (i) Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least 51% on a fully diluted basis of the economic and voting interests in the Capital Stock of SuperHoldCo; (ii) SuperHoldCo shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Holdings; (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Borrower; or (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of SuperHoldCo, Holdings or Borrower cease to be occupied by Persons who either (A) were members of the board of directors of SuperHoldCo, Holdings or Borrower, as applicable, on the Closing Date or (B) were nominated for election by the board of directors of SuperHoldCo, Holdings or Borrower, as applicable, a majority of whom were directors on the Closing Date or whose election or nomination or appointment for election was previously approved by a majority of such directors or by Permitted Holders, as applicable.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Term Lenders or Revolving Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Term Commitments or Revolving Commitments and (c) when used with respect to Loans, refers to whether such Loans are Term Loans, Revolving Loans, Swing Line Loans or Protective Advances.

“Closing Date” means September 8, 2011.

“Co-Collateral Agents” as defined in the preamble hereto.

“Collateral” means, collectively, all of the property in which Liens are granted pursuant to the Collateral Documents or the Orders as security for the Obligations.

“Collateral Amount” means, at any time, subject to adjustment as provided in Section 2.24, an amount equal to the sum of, without duplication:

(a) 100% of the book value of the Collateral consisting of Accounts as set forth on the consolidated balance sheet of SuperHoldCo most recently delivered to Administrative Agent in accordance with Section 5.01 to the extent held by any Credit Party; plus

(b) 100% of the book value of the Collateral consisting of Inventory as set forth on the consolidated balance sheet of SuperHoldCo most recently delivered to Administrative Agent in accordance with Section 5.01 to the extent held by any Credit Party; plus

(c) the aggregate amount of Cash or Cash Equivalents of the Credit Parties in a Collateral Amount Account to cash collateralize Obligations under the Credit Facilities in connection with a Collateral Amount Shortfall; minus

(d) effective immediately upon notification thereof to Borrower by Administrative Agent, (i) the Specified Reserves and (ii) any other Reserves established from time to time in accordance with the provisions set forth in the definition of “Reserves”.

The Collateral Amount at any time shall be determined by reference to the most recent Collateral Amount Certificate theretofore delivered to Co-Collateral Agents and Administrative Agent with such adjustments as Administrative Agent deems appropriate in its Permitted Discretion to assure that the Collateral Amount is calculated in accordance with the terms of this Agreement.

“Collateral Amount Account” means a segregated collateral account in which cash collateral of any amounts under the Credit Facilities shall be deposited, subject to a customary control agreement in form and substance reasonably satisfactory to Administrative Agent, and with respect to which Administrative Agent has sole and exclusive domain and control including the exclusive right of withdrawal.

“Collateral Amount Certificate” means an officer’s certificate from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J delivered to Administrative Agent and Co-Collateral Agents setting forth Borrower’s calculation of the Collateral Amount.

“Collateral Amount Shortfall” as defined in Section 2.14(b).

“Collateral Documents” means (a) the Pledge and Security Agreement, the Landlord Personal Property Collateral Access Agreements, if any, and the Perfection Certificate and (b) all other customary instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Administrative Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the account of Borrower on behalf of Borrower or any Borrowing Base Guarantor or any of their respective Restricted Subsidiaries, for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services by Borrower or any Borrowing Base Guarantor or any of their respective Restricted Subsidiaries in the ordinary course of their businesses.

“Commitment Letter” means that certain Amended and Restated Commitment Letter dated as of September 6, 2011 by and among Borrower, JPMCB, JPMorgan, Barclays Bank and WFCF.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder.

“Committee” as defined in the definition of “Carve Out”.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Reorganization Plan.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of SuperHoldCo and its Consolidated Subsidiaries on a consolidated basis for such period plus, without duplication (including without duplication of any amounts previously adjusted for in determining Consolidated Net Income or Net Income):

(1) an amount equal to any extraordinary loss plus any net loss realized by SuperHoldCo or any of its Consolidated Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; provided that in no event shall any Restructuring Charge constitute an extraordinary loss for purposes of this clause (1); plus

(2) provision for taxes based on income or profits of SuperHoldCo and its Consolidated Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Interest Expense of SuperHoldCo and its Consolidated Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, provided that this exclusion shall not apply to adjustments for curtailment, settlement or termination benefits in respect of pension or other employee or retiree benefits) of SuperHoldCo and its Consolidated Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) (a) noncash nonrecurring costs, charges or expenses made or incurred in connection with any integration or restructuring in connection with plant closings, or the permanent shutdown or transfer of machinery and equipment (including any production continuation, remediation, relocation, severance and benefits continuation costs, lease termination costs, contract termination costs, materials buy-out costs, and reduction charges) (all such nonrecurring costs, charges, and expenses, regardless of whether cash or non-cash, are collectively referred to herein as the “Restructuring Charges”) to the extent deducted in computing such Consolidated Net Income, (b) cash Restructuring Charges with respect to the Canadian Subsidiary incurred pursuant to the Canadian Transition Services Agreement (the “Canadian Subsidiary Restructuring Charges”), regardless of whether incurred before or after the Petition Date, to the extent deducted in computing such Consolidated Net Income and not to exceed $25,000,000 in the aggregate, (c) other cash Restructuring Charges incurred prior to the Petition Date to the extent disclosed in the Model and to the extent deducted in computing such Consolidated Net Income and (d) other cash Restructuring Charges (other than the Canadian Subsidiary Restructuring Charges) to the extent deducted in computing such Consolidated Net Income and not to exceed $25,000,000 in the aggregate from and after the Closing Date; plus

(6) fees, costs, charges, commissions and expenses incurred (a) in connection with the Cases, the CCAA Process, the Reorganization Plan and the transactions contemplated by the foregoing (collectively, the “Reorganization Expenses”), in each case to the extent that the aggregate amount of the Reorganization Expenses incurred since the Closing Date until the end of such period (the “Measurement Period”) does not exceed the maximum amount of Reorganization Expenses specified for the applicable Measurement Period on Schedule 1.01B or (b) in connection with the negotiation, execution and documentation of the Credit Documents and any amendments, waivers or other modifications thereto or other documents related thereto and the transactions contemplated by the foregoing, in each case of clauses (a) and (b) to the extent deducted in computing such Consolidated Net Income; plus

(7) all goodwill impairment charges, to the extent such charges were deducted in computing such Consolidated Net Income; plus

(8) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to directors, officers or employees of SuperHoldCo and its Consolidated Subsidiaries, to the extent such charges and expenses were deducted in computing such Consolidated Net Income; minus

(9) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

For purposes of calculating Consolidated Adjusted EBITDA for any period of twelve (12) consecutive months Consolidated Adjusted EBITDA for each month ended at least 30 days prior to the Closing Date shall be deemed to be the amount set forth opposite such month on Schedule 1.01C.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of SuperHoldCo and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of SuperHoldCo and its Restricted Subsidiaries; provided, that “Consolidated Capital Expenditures” shall not include any expenditures (i) for replacements and substitutions for capital assets, to the extent made with proceeds of insurance in accordance with Section 5.05 or (ii) for replacements and substitutions for capital assets to the extent made with the proceeds of assets sold, exchanged or otherwise disposed in accordance with, and permitted by Section 6.09(b) and (c).

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of:

(1) the consolidated interest expense of SuperHoldCo and its Consolidated Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Leases, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Agreements; plus

(2) the consolidated interest expense of SuperHoldCo and its Consolidated Subsidiaries that was capitalized during such period, whether paid or accrued; plus

(3) any interest on Indebtedness of another Person that is guaranteed by SuperHoldCo or one of its Consolidated Subsidiaries or secured by a Lien on assets of SuperHoldCo or one of its Consolidated Subsidiaries, whether or not such guarantee or Lien is called upon;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of SuperHoldCo and its Consolidated Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP; provided that (and without duplication of any adjustments made in determining Net Income):

(1) the Net Income (but not loss) of any Person that is not a Consolidated Subsidiary of SuperHoldCo or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to SuperHoldCo or one of its Consolidated Subsidiaries;

(2) the Net Income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of SuperHoldCo or is merged into or consolidated with SuperHoldCo or any of its Consolidated Subsidiaries or that Person’s assets are acquired by SuperHoldCo or any of its Consolidated Subsidiaries will be excluded; and

(3) the Net Income of any Consolidated Subsidiary of SuperHoldCo will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders.

“Consolidated Subsidiary” means, with respect to any Credit Party, any Subsidiary thereof, other than the Canadian Subsidiary.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Cost” means, as determined by Borrower in good faith with respect to Inventory, the lower of (a) landed cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, the Cost of the Inventory shall not include: (i) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or the Borrowing Base Guarantors or (ii) write-ups or write-downs in cost with respect to currency exchange rates.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Credit Party pursuant to Section 5.10.

“Credit Agreement Obligations” means the Obligations described in clause (i) of the definition thereof.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of (a) this Agreement, the Notes, if any, the Collateral Documents, and the Letters of Credit, (b) the Administrative Agent Fee Letter and (c) all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith on or after the date hereof.

“Credit Exposure” means, as to any Lender at any time, the sum of (i) such Lender’s Revolving Exposure at such time, plus (ii) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time plus (iii) an amount equal to its Pro Rata Share, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Credit Extension” means the making of a Loan or the issuance of a Letter of Credit.

“Credit Facilities” means, collectively, the Revolving Facility (including, without limitation, the Letter of Credit Sublimit and the Swing Line Sublimit) and the Term Facility.

“Credit Party” means Borrower and each Guarantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with SuperHoldCo’s and its Consolidated Subsidiaries’ business and not for speculative purposes.

“December Payment” as defined in Section 2.28(a).

“Default” means a condition or event that, after notice or lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrower or any Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by any Agent or any Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent’s or Lender’s receipt of such certification in form and substance satisfactory to it and Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Control Agreement” means, in the case of any Blocked Account, an agreement with a bank holding one or more Blocked Accounts, in form and substance reasonably acceptable to Administrative Agent, which provides, among other things, for the depository institution’s agreement that, upon delivery by Administrative Agent of a duly completed Activation Notice to the depository institution, it will comply with instructions originated by Administrative Agent directing disposition of funds in the deposit account in accordance with the terms of this Agreement without further consent by any Credit Party.

“Designated Hedging Amount” as defined in the definition of “Designated Hedging Obligations”.

“Designated Hedging Counterparty” means any Person that is a Lender or an Affiliate thereof at the time of entering into the relevant Hedge Agreement, the obligations of which are designated as “Designated Hedging Obligations”.

“Designated Hedging Obligations” means any and all obligations of SuperHoldCo, Holdings, Borrower or any Guarantor Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore) owing to any Designated Hedging Counterparty in connection with a Hedge Agreement, provided, however, that for obligations with respect to the foregoing to be included as a “Designated Hedging Obligation” the applicable Designated Hedging Counterparty and Borrower must have previously provided written notice to Administrative Agent of (i) the Hedge Agreement, and (ii) the maximum dollar amount of obligations arising thereunder to be included as Designated Hedging Obligations (the “Designated Hedging Amount”). No Designated Hedging Amount may be established or increased at any time that a Default or an Event of Default shall have occurred and be continuing, and in no event shall the aggregate amount of all Designated Hedging Amounts exceed $25,000,000 (and no additional Designated Hedging Amounts may be included as Designated Hedging Obligations at any time that the then existing Designated Hedging Amounts equals or exceeds $25,000,000). Subject to the foregoing limitations, the Designated Hedging Amount of any Designated Hedging Counterparty may be increased or decreased from time to time by notice from such Designated Hedging Counterparty and Borrower to Administrative Agent.

“Designated Hedging Reserves” means, at any time, the reserves established by Administrative Agent in an amount equal to the aggregate Designated Hedging Amount of all Designated Hedging Obligations outstanding at such time.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary (whether existing as of the Closing Date or subsequently acquired or organized) organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dominion Cancellation Notice” as defined in the definition of “Cash Dominion Trigger Event”.

“Dominion Period” means the period beginning on the date of delivery of an Activation Notice and ending on the date of delivery of a Dominion Cancellation Notice.

“Eligible Accounts” as defined in Section 2.24(a).

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course; provided, no Affiliate of SuperHoldCo or Sponsor other than a Sponsor Affiliated Lender or Sponsor Affiliated Institutional Lender shall be an Eligible Assignee.

“Eligible Inventory” means, subject to adjustment as set forth in Section 2.24(b), items of Inventory of Borrower and a Borrowing Base Guarantor.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, written notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other written order or directive, by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of or liability under any Environmental Law, (ii) in connection with any Release or threatened Release of Hazardous Material or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state, local or provincial (or any subdivision of either of them) laws (statutory, common or otherwise), statutes, ordinances, orders, rules, regulations, judgments, writs, injunctions or decrees, Governmental Authorizations, or any other legally enforceable requirements, including any legally binding judicial or agency interpretation, of Governmental Authorities relating to (i) pollution of the environment, including those relating to protection or rehabilitation of the land, water (surface or subsurface water) or air, or relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use, natural resources or the protection of human, plant or animal health or welfare, in any manner applicable to SuperHoldCo or any of its Consolidated Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any similar or equivalent legislation as in effect in any applicable jurisdiction) and any successors thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of SuperHoldCo or any of its Consolidated Subsidiaries shall continue to be considered an ERISA Affiliate of SuperHoldCo or any such Consolidated Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of SuperHoldCo or such Consolidated Subsidiary and with respect to liabilities arising after such period for which SuperHoldCo or such Consolidated Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding the reportable event under Section 4043(c)(10) of ERISA coincident to the commencement of the Cases and those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; or (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Rate Loan for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiaries” means, collectively, any Unrestricted Subsidiary and Rumford GIPOP Inc.

“Excluded Taxes” means, with respect to any payment made by Borrower under this Agreement, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by Borrower under Section 2.23), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.20(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding Taxes pursuant to Section 2.20(a).

“Existing Banking Services Obligations” means any and all obligations of Holdings, Borrower or any Guarantor Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore) owing as of the Closing Date to any “Banking Services Provider” (as defined in the Prepetition Revolving Credit Agreement) that is a Lender or an Affiliate of a Lender in connection with Banking Services (as defined in the Prepetition Revolving Credit Agreement).

“Existing Letters of Credit” means the letters of credit (i) issued under the Prepetition Revolving Credit Agreement to the extent the issuer thereof is a Lender hereunder or an Affiliate thereof and (ii) listed on Schedule 2.04 hereto.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by SuperHoldCo or any of its Consolidated Subsidiaries or any of their respective predecessors.

“Facility Excess Availability” means (a) the Collateral Amount less (b) the Aggregate Credit Exposure less (c) in Administrative Agent’s reasonable credit judgment, the aggregate amount of all the outstanding and unpaid trade payables and other obligations of any Credit Party which are not paid within 60 days past the due date according to their original terms of sale (but not including for this purpose past due payables and other obligations that arise before the commencement of the Cases or are otherwise not required to be paid during the Cases), in each case as of such date of determination less (d) in Administrative Agent’s reasonable credit judgment and without duplication of amounts subtracted in clause (c) above, the amount of checks issued by any Credit Party to pay trade payables and other obligations which are not paid within 60 days past the due date according to their original terms of sale (but not including for this purpose past due payables and other obligations that arise before the commencement of the Cases or are otherwise not required to be paid during the Cases), in each case as of such date of determination, but which checks either have not yet been sent or are subject to other arrangements which are expected to delay the prompt presentation of such checks for payment.

“Fair Share” as defined in Section 7.02.

“Fair Share Contribution Amount” as defined in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Final Order” means an order entered by the Bankruptcy Court in form and substance satisfactory to the Lead Arrangers in their sole discretion (it being understood that an order in the form of Exhibit M (with such changes that are, in the Lead Arrangers’ sole discretion, customarily applicable to a final order or indicated in the Commitment Letter) shall if entered by the Bankruptcy Court, be deemed to be acceptable to the Lead Arrangers), which order shall not have been (i) vacated, reversed, or stayed, or (ii) amended or modified except as otherwise agreed to in writing by the Administrative Agent in its sole discretion and reasonably acceptable to the Lead Arrangers.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Senior Officer of SuperHoldCo that such financial statements fairly present, in all material respects, the financial condition of SuperHoldCo and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments and the absence of footnotes.

“Financial Plan” as defined in Section 5.01(i).

“First Lien Collateral” means that portion of the Collateral in which the Secured Parties have a First Priority Lien and as to which no other Person has a pari passu or senior Lien (other than in respect of Permitted Collateral Liens).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document and the Orders, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Collateral Liens and Specified Prepetition Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of SuperHoldCo and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Cash Equivalents” means the foreign equivalent of Cash and Cash Equivalents described in clauses (i), (ii) and (iv) of the definition of Cash Equivalents in respect of each country that is a member of the Organization for Economic Co-operation and Development.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.02.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means each of SuperHoldCo, Holdings and each direct or indirect Domestic Subsidiary of SuperHoldCo (other than Borrower and any Excluded Subsidiary) and, in the case of each such Domestic Subsidiary, to the extent such guarantee of the Obligations by such Domestic Subsidiary would not be prohibited by applicable law or regulation and would not result in material adverse tax consequences as determined by the Borrower in good faith and reasonably agreed by Administrative Agent. As of the Closing Date, in addition to the Borrowing Base Guarantors, the Guarantor Subsidiaries shall include NewPage Energy Services LLC, Upland Resources Inc. and NewPage Port Hawkesbury Holding LLC. In no event shall any regulated utility or utility holding company constitute a Guarantor to the extent that Borrower determines in good faith that a Guaranty by such person would be prohibited by law or require the consent of a regulatory authority.

“Guarantor Subsidiary” means each Guarantor other than Holdings and SuperHoldCo.

“Guarantors’ Cases” means one or more cases pending under Chapter 11 of the Bankruptcy Code with respect to which the Guarantors are the debtors.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the environment.

“Hazardous Materials Activity” means any activity involving the use, storage, Release, threatened Release, generation, transportation, processing, treatment, disposal, disposition or handling of any Hazardous Materials, including any Remedial Action.

“Hedge Agreement” means, (i) an Interest Rate Agreement or a Currency Agreement entered into in the ordinary course of Borrower’s or any of its Consolidated Subsidiaries’ businesses or (ii) a commodity futures contract, forward contract, option to purchase or sell a commodity, or option, warrant or other right with respect to a commodity futures contract or other similar agreement or arrangement entered into for the purpose of hedging the risk of fluctuations in commodities prices associated with the businesses of Borrower and its Consolidated Subsidiaries and not for speculative purposes.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender from time to time in effect.

“Holding Companies” means, collectively, SuperHoldCo and Holdings.

“Holdings” as defined in the preamble hereto.

“Increased Cost Lenders” as defined in Section 2.23.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.08. For purposes of this definition, (1) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, (2) the amount of any Indebtedness described in clause (iv) above for which recourse is limited to certain property of such Person shall be the lower of the amount of the obligation and fair market value of the property securing such obligation, and (3) the principal amount of the Indebtedness under any Hedge Agreement at any time shall be equal to the amount payable as a result of the termination of such Hedge Agreement at such time.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity or remedy any violation of Environmental Law), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, in each case other than Taxes, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective predecessors.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by Borrower under this Agreement and (b) Other Taxes.

“Indemnitee” as defined in Section 11.03.

“Intercompany Note” means a promissory note substantially in the form of Exhibit G evidencing Indebtedness owed among the Credit Parties and their Consolidated Subsidiaries.

“Interest Payment Date” means with respect to (i) any ABR Loan, the first Business Day of each calendar month, commencing on the first such date to occur after the Closing Date through the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with SuperHoldCo’s and its Consolidated Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interim Order” means an order of the Bankruptcy Court in substantially the form set forth as an Exhibit M hereto on an application or motion by Borrower that is acceptable in form and substance to the Lead Arrangers in their sole discretion, which order shall not have been (i) vacated, reversed or stayed or (ii) amended or modified except as otherwise agreed to in writing by Administrative Agent in its sole discretion and as reasonably acceptable to the Lead Arrangers.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter and any successor statutes.

“Inventory” means all “inventory” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.

“Inventory Appraisal” means (a) on the Closing Date, the appraisal prepared by Hilco Appraisal Services, LLC dated as of June 30, 2011 and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 5.14(g) hereof and satisfactory to the Co-Collateral Agents.

“Investment” means (i) any direct or indirect purchase or other acquisition by SuperHoldCo or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Borrower or a Guarantor Subsidiary); (ii) any direct or indirect purchase or other acquisition for value, by any Restricted Subsidiary of SuperHoldCo from any Person (other than a Credit Party), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to officers and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by SuperHoldCo or any of its Restricted Subsidiaries to any other Person (other than a Credit Party), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means (i) JPMCB, Wells Fargo Bank or any other Revolving Lender reasonably satisfactory to Administrative Agent and Borrower and (ii) with respect to any Existing Letter of Credit, JPMCB, Wells Fargo Bank or any other Revolving Lender that is the issuing bank thereof.

“JPMCB” as defined in the preamble hereto.

“JPMorgan” means J.P. Morgan Securities LLC.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“June Payment” as defined in Section 2.28(a).

“Junior Lien Collateral” means that portion of the Collateral (other than any First Lien Collateral) in which the Secured Parties have a perfected security interest, subject only to Permitted Collateral Liens and Specified Prepetition Liens.

“Junior Lien Collateral Proceeds Account” as defined in the definition of “Net Asset Sale Proceeds”.

“Landlord Personal Property Collateral Access Agreement” means (a) the Landlord Waiver and Consent Agreements set forth on Schedule 1.01D and (b) a Landlord Waiver and Consent Agreement substantially in the form of Exhibit H with such amendments or modifications as may be approved by Administrative Agent.

“Lead Arrangers” means, collectively, JPMorgan, Barclays Capital and WFCF.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Letter of Credit” means (i) any Standby Letter of Credit and any Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.04 and (ii) any Existing Letter of Credit.

“Letter of Credit Sublimit” means $200,000,000.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan, a Revolving Loan, a Swing Line Loan or a Protective Advance.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, assets, properties, liabilities or financial condition of the Credit Parties, other than as a result of those events that customarily occur leading up to and following commencement of the Cases and the CCAA Process; (ii) the ability of the Credit Parties taken as a whole to fully and timely perform the Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a material Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any Secured Party under any material Credit Document.

“Material Contract” means any contract or other written agreement to which SuperHoldCo or any of its Restricted Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Model” means the monthly operating model provided by Borrower to the Lead Arrangers on August 25, 2011.

“Monitoring Agents” means, collectively, Administrative Agent and Co-Collateral Agents.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of SuperHoldCo and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate; provided, that such narrative report may be in the form of a management’s discussion and analysis of financial condition and results of operations customarily included in filings made with the Securities and Exchange Commission.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Credit Party from such Asset Sale (net of purchase price adjustments reasonably expected to be payable in connection therewith; provided that to the extent such purchase price adjustment is determined to be not payable or is otherwise not paid within 180 days of such Asset Sale (other than as a result of a dispute with respect to such purchase price adjustment which is subject to a resolution procedure set forth in the applicable transaction documents), such proceeds shall constitute Net Asset Sale Proceeds), minus (b) any bona fide costs incurred in connection with such Asset Sale, including (i) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale and any transfer, documentary or other taxes payable by seller in connection therewith, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (iii) a reasonable reserve for any payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser or the seller’s retained liabilities in respect of such Asset Sale undertaken by any Credit Party in connection with such Asset Sale including pension and other post-employment benefit liabilities and liabilities related to environmental matters (including liabilities arising from Environmental Claims, violations of Environmental Laws and costs of necessary Remedial Actions) and liabilities under indemnification obligations associated with such Asset Sale, and (iv) brokerage fees, accountants’ fees, investment banking fees, legal fees, costs and expenses, survey costs, title insurance premiums and other customary fees, costs and expenses (including, without limitation, in the case of any lease or sublease, taxes, insurance, utilities and other similar or related costs, fees and expenses in connection with such lease or sublease) actually incurred in connection with such Asset Sale. Notwithstanding anything to the contrary in the immediately preceding sentence, in the event of any Asset Sale or series of related Asset Sales that includes First Lien Collateral, then for purposes of this Agreement, the proceeds of such Asset Sale or series of related Asset Sales attributable to the First Lien Collateral shall be deemed to be no less than the greater of (x) market value of such First Lien Collateral and (y) book value of such First Lien Collateral. It is understood and agreed that, so long as any Prepetition First Lien Notes or Prepetition Junior Lien Notes remain outstanding, Borrower may deposit and maintain any Net Asset Sale Proceeds of any Junior Lien Collateral in a segregated account not subject to the control of Administrative Agent (the “Junior Lien Collateral Proceeds Account”).

“Net Income” means the net income (loss) of SuperHoldCo and its Consolidated Subsidiaries, determined on a consolidated basis and in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, without duplication:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without giving effect to the dollar thresholds provided in the definition thereof); or (b) the disposition of any securities by SuperHoldCo or any its Consolidated Subsidiaries or the extinguishment of any Indebtedness of SuperHoldCo or any of its Consolidated Subsidiaries;

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss); and

(3) any unrealized non-cash gains or losses in respect of Hedge Agreements (including those resulting from the application of FAS 133), to the extent that such gains or losses are reflected in computing Net Income.

“Net Orderly Liquidation Value” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the Cost of the aggregate amount of the Inventory subject to such Inventory Appraisal.

“Net Proceeds” means, (a) with respect to any event (other than an Asset Sale) (i) the cash proceeds received in respect of such event including (A) any cash received in respect of any non-cash proceeds, but only as and when received, (B) in the case of a casualty, insurance proceeds, and (C) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (ii) the sum of (A) all reasonable fees and out-of-pocket expenses paid by SuperHoldCo and its Restricted Subsidiaries to non-Affiliated third parties in connection with such event, (B) the amount of all taxes paid (or reasonably estimated to be payable) by SuperHoldCo and its Restricted Subsidiaries, and the amount of any reserves established by SuperHoldCo and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Senior Officer of Borrower) and (C) all amounts deposited in trust or escrow for the benefit of any third party or to which any third party may be entitled in connection with such event and (b) with respect to any Asset Sale, the Net Asset Sale Proceeds.

“Non-Consenting Lender” as defined in Section 2.23.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” means a Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notes Debt Payment” as defined in Section 2.28(a)

“Notes Payment Reserve” as defined in Section 2.28(b).

“Notes Payment Reserve Account” as defined in Section 2.28(a).

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means (i) all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, and (ii) the due and punctual payment and performance of all Banking Services Obligations and all Designated Hedging Obligations.

“Obligee Guarantor” as defined in Section 7.07.

“Orders” means, collectively, the Interim Order and the Final Order.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, or, as the case may be, its memorandum and articles, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any other Person, comparable instruments and documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.23).

“Participant Register” as defined in Section 11.06(g).

“Patriot Act” as defined in Section 3.1(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit L-1 or any other form approved by Administrative Agent, as it shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit L-2 or any other form approved by Administrative Agent.

“Performing Lenders” as defined in Section 2.22(c)(i).

“Permitted Business” means any business engaged in by SuperHoldCo and its Consolidated Subsidiaries on the Closing Date and any business or other activities that are reasonably similar or related to the business in which SuperHoldCo and its Consolidated Subsidiaries is engaged on such date.

“Permitted Closing Date Revolving Credit Extensions” means (a) the Existing Letters of Credit, which shall be deemed to be Letters of Credit hereunder on the Closing Date and (b) Credit Extensions under the Revolving Facility on the Closing Date in an aggregate principal amount (including the aggregate face amount of the Existing Letters of Credit) not to exceed $245,000,000.

“Permitted Collateral Liens” means the Liens described in clauses (a), (b), (c), (d) with respect to Liens on cash and cash deposits only, (h), (i), (j), (m) and (o) of Section 6.02.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holders” means Sponsor and any of its affiliated investment funds or managed accounts which are managed or advised by Sponsor or an Affiliate of Sponsor in the ordinary course of business and pursuant to written agreements.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petition Date” as defined in the recitals hereto.

“Platform” as defined in Section 5.01(o).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor in form and substance reasonably satisfactory to the Agents.

“Portfolio Company Account” means an Account of Borrower or any Borrowing Base Guarantor owing by an Affiliate of Borrower or such Borrowing Base Guarantor (i) that contains arms-length terms and arises in the ordinary course of business of Borrower or such Borrowing Base Guarantor and such Affiliate and (ii) the Account Debtor with respect thereto is an Affiliate of Borrower or such Borrowing Base Guarantor solely as a result of the Sponsor’s common ownership or the existence of common directors with Borrower or such Borrowing Base Guarantor and such Account Debtor.

“Prepayment Event” means:

(a) any Asset Sale by any Credit Party of (i) First Lien Collateral (other than dispositions of accounts receivable and inventory in the ordinary course of business, provided that any accounts receivable sold in the ordinary course of business shall consist solely of delinquent accounts receivable with a face amount not to exceed an aggregate of $3,000,000 in any fiscal month), (ii)

Junior Lien Collateral in excess of $1,000,000, provided that any Indebtedness secured by a Lien on such Collateral that is senior to the Liens of the Secured Parties has been repaid in full, or (iii) any unencumbered asset; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party, but, as long as no Event of Default has occurred and is continuing, (i) only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 180 days after receipt of such Net Proceeds and (ii) only to the extent the value of such loss is in excess of $1,000,000 (or its equivalent), provided that if any such property constitutes Junior Lien Collateral, any Indebtedness secured by a Lien on such Collateral that is senior to the Liens of the Secured Parties has been repaid in full; or

(c) the incurrence by any Credit Party of any Indebtedness, other than Indebtedness permitted by Section 6.01.

“Prepetition 2007 Senior Secured Fixed Rate Notes” means the notes issued pursuant to the that certain Indenture dated May 2, 2005 and that supplemental Indenture dated as of December 21, 2007 (as further amended or supplemented prior to the date hereof).

“Prepetition First Lien Notes” means those certain first lien senior secured notes issued pursuant to that certain Indenture, dated as of September 30, 2009, among Borrower, as issuer, the several guarantors party thereto, and the Bank of New York Mellon, as trustee.

“Prepetition Holdings PIK Notes” means the notes issued pursuant to the that certain Indenture dated as of May 2, 2005 (as amended or supplemented prior to the date hereof).

“Prepetition Junior Lien Notes” means, collectively, the Prepetition 2007 Senior Secured Fixed Rate Notes, the Prepetition Senior Secured Fixed Rate Notes and the Prepetition Senior Secured Floating Rate Notes.

“Prepetition Payment” means a payment (by way of adequate protection or otherwise) of principal, interest, fees or otherwise on account of any Specified Prepetition Indebtedness or trade payables (including, without limitation, in respect of reclamation claims) or other prepetition claims against the Credit Parties.

“Prepetition Revolving Credit Agreement” means that certain Revolving Credit and Guaranty Agreement dated as of December 21, 2007 by and among Borrower, as borrower, Holdings and certain subsidiaries of Borrower, as guarantors, the lenders party thereto and WFCF, as administrative agent (as amended prior to the date hereof).

“Prepetition Revolving Credit Agreement Lenders” means the lenders under the Prepetition Revolving Credit Agreement.

“Prepetition Revolving Credit Agreement Obligations” means any and all obligations of the Credit Parties under the Prepetition Revolving Credit Agreement.

“Prepetition Senior Secured Fixed Rate Notes” means the 10% Senior Secured Fixed Rate Notes Due 2012 of Borrower issued pursuant to that certain Indenture dated as of May 2, 2005 (as amended or supplemented prior to the date hereof).

“Prepetition Senior Secured Floating Rate Notes” means the Senior Secured Floating Rate Notes Due 2012 of Borrower issued pursuant to that certain Indenture, dated May 2, 2005 (as amended or supplemented prior to the date hereof).

“Prepetition Senior Subordinated Notes” means the 12% Senior Subordinated Notes Due 2013 of Borrower issued pursuant to that certain Indenture, dated May 2, 2005 (as amended or supplemented prior to the date hereof).

“Prepetition SuperHoldCo PIK Notes” means the notes issued pursuant to that certain Indenture dated as of December 21, 2007 (as amended or supplemented prior to the date hereof).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower and each Lender.

“Pro Rata Share” means, with respect to any Lender, (i) with respect to Revolving Loans, Letters of Credit, Letter of Credit Usage or Swing Line Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Pro Rata Share shall be determined based upon such lender’s share of the aggregate Revolving Exposures at that time); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation, (ii) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders and (iii) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Projections” as defined in Section 4.08.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Capital Stock or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including, without limitation, all Real Estate Assets.

“Protective Advance” as defined in Section 2.12(a).

“RCRA” as defined in Section 4.14.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Credit Party in any real property.

“Recipient” means, as applicable, (a) Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Refunded Swing Line Loans” as defined in Section 2.03(b)(iv).

“Register” as defined in Section 2.07(b).

“Regulation D” means Regulation D of the Board, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.04(d).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, emptying, seeping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material into, upon or through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (i) clean up, investigate, delineate, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment including as a result of any Release or Hazardous Materials Activity; (ii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iii) any response actions authorized by 42 U.S.C. 9601 et. seq.

“Reorganization Plan” means a chapter 11 plan or plans filed in any of the Cases.

“Replacement Lender” as defined in Section 2.23.

“Repricing Transaction” means the prepayment or refinancing of all or any portion of the Term Loans concurrently with the incurrence by Borrower or any of its Restricted Subsidiaries of any indebtedness (other than (i) in connection with a repayment pursuant to, and on the effective date of, a Reorganization Plan or (ii) to the extent repaid from proceeds of a sale of Borrower or a sale of all or substantially all assets of Borrower under Section 363 of the Bankruptcy Code) having a lower cost of financing than, or any amendment to the Credit Documents that has the effect of reducing the interest rate margin or weighted average yield (to be determined by the Administrative Agent consistent with generally accepted financial practice, after giving effect to, among other factors, interest rate margins, upfront or similar fees, original issue discount or Eurodollar Rate or Alternate Base Rate floors shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are for the account of the arrangers or underwriters or any fluctuations in the Eurodollar Rate or the Alternate Base Rate) then applicable to, the Term Loans.

“Required Prepayment Date” as defined in Section 2.15(c).

“Requisite Lenders” means, at any time, Lenders having or holding Credit Exposure and unused Commitments representing more than 50% of (a) the Aggregate Credit Exposure and unused Commitments at such time less (b) the aggregate Credit Exposure and unused Commitments held by any Sponsor Affiliated Lender at such time.

“Requisite Revolving Lenders” means, at any time, Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 50% of (a) the aggregate Revolving Exposure and unused Revolving Commitments at such time less (b) the aggregate Revolving Exposure and unused Revolving Commitments held by any Sponsor Affiliated Lender at such time.

“Requisite Term Lenders” means, at any time, Lenders holding more than 50% of (a) the aggregate principal amount of Term Loans outstanding at such time less (b) the aggregate principal amount of Term Loans and unused Term Loan Commitments (if any) held by any Sponsor Affiliated Lender at such time.

“Reserves” means (i) the Specified Reserves and (ii) any other reserves established against the Borrowing Base or the Collateral Amount that Co-Collateral Agents may, in their Permitted Discretion, establish from time to time. With respect to the establishment of such other reserves hereunder, Co-Collateral Agents shall seek, in good faith, to reach a consensual decision with respect to the establishment of such reserves. If, however, after consulting in good faith, Co-Collateral Agents are unable to agree on the establishment of such reserve, the reserve shall be established by the Co-Collateral Agent asserting the more conservative credit judgment (that is, that would result in the least amount of credit being available to Borrower under this Agreement).

“Restricted Junior Payments” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of SuperHoldCo, Holdings or Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of SuperHoldCo, Holdings or Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of SuperHoldCo, Holdings or Borrower now or hereafter outstanding; (iv) management or similar fees payable to Sponsor or any of its Affiliates; or (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, the Specified Prepetition Indebtedness.

“Restricted Subsidiary” means, with respect to any Credit Party, each Subsidiary thereof, other than any Unrestricted Subsidiary.

“Revolver Excess Availability” means (a) the lesser of (i) the Revolving Commitments of all of the Lenders and (ii) the Borrowing Base on the date of determination minus (b) the Total Utilization of Revolving Credit Commitments minus (c) in Administrative Agent’s reasonable credit judgment, the aggregate amount of all the outstanding and unpaid trade payables and other obligations of any Credit Party which are not paid within 60 days past the due date according to their original terms of sale, in each case as of such date of determination (but not including for this purpose past due payables and other obligations that arise before the commencement of the Cases or are otherwise not required to be paid during the Cases) minus (d) in Administrative Agent’s reasonable credit judgment and without duplication of amounts subtracted in clause (c) above, the amount of checks issued by any Credit Party to pay trade payables and other obligations which are not paid within 60 days past the due date according to their original terms of sale (but not including for this purpose past due payables and other obligations that arise before the commencement of the Cases or are otherwise not required to be paid during the Cases), in each case as of such date of determination, but which checks either have not yet been sent or are subject to other arrangements which are expected to delay the prompt presentation of such checks for payment.

“Revolver Post-Closing Availability Date” as defined in Section 3.02.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $350,000,000.

“Revolving Commitment Period” means the period from the Revolving Post-Closing Availability Date to but excluding the Termination Date; provided that with respect to the Permitted Closing Date Revolving Credit Extensions, the “Revolving Commitment Period” shall refer to the period from the Closing Date to but excluding the Termination Date.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (A) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (B) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (C) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (D) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders) and (E) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Commitments at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.02(a) and/or 2.22.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Officer” means the President, Chief Executive Officer, Chief Financial Officer, Treasurer or, other than with respect to any Financial Officer Certification or any Compliance Certificate, any Senior Vice President, in each case of Borrower.

“Specified Prepetition Indebtedness” means, collectively, the Prepetition Holdings PIK Notes, the Prepetition SuperHoldCo PIK Notes, the Prepetition First Lien Notes, the Prepetition Junior Lien Notes and the Prepetition Senior Subordinated Notes.

“Specified Prepetition Indebtedness Documents” means, collectively, any document, agreement or instrument which represents any of the Specified Prepetition Indebtedness.

“Specified Prepetition Liens” means, collectively, the Liens granted by the Credit Parties pursuant to the Prepetition First Lien Notes and the Prepetition Junior Lien Notes.

“Specified Reserves” means, collectively, the Notes Payment Reserve, the Carve Out Reserves and the Designated Hedging Reserves.

“Sponsor” means Cerberus Capital Management, L.P.

“Sponsor Affiliated Institutional Lender” means a bank, insurance company, investment bank, commercial finance company or other institutional lender (or any securitization vehicle that is wholly-owned by such a bank, insurance company, investment bank, commercial finance company or other institutional lender) that is an Affiliate of Borrower as a result of common direct or indirect ownership by Sponsor, so long as (i) Sponsor owns directly or indirectly less than all of the Capital Stock of such Lender, and (ii) Sponsor does not directly appoint any Person with responsibility for reviewing or approving credit decisions with respect to the transactions contemplated by the Credit Documents; provided that such Person shall agree in the applicable Assignment Agreement that it will not provide any information obtained by such Sponsor Affiliated Institutional Lender in its capacity as a Lender to Sponsor or any Affiliate of Sponsor that is not itself a Sponsor Affiliated Institutional Lender.

“Sponsor Affiliated Lender” means investment funds or managed accounts with respect to which Sponsor or an Affiliate of Sponsor is an advisor or manager in the ordinary course of business and pursuant to written agreements provided such Person executes a waiver in form and substance reasonably satisfactory to Administrative Agent that it shall have no right whatsoever so long as such Person is an Affiliate of Borrower, Holdings, SuperHoldCo or Sponsor, and except as provided under Section 11.05(c), (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document, (ii) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (iii) otherwise vote on any matter related to this Agreement or any other Credit Document, (iv) attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (v) make or bring any claim, in its capacity as Lender, against any Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents.

“Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any Borrowing Base Guarantor or any of their Restricted Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Restricted Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrower or any Borrowing Base Guarantor or any of their Restricted Subsidiaries if required by law or governmental rule or regulation or in accordance with custom and practice in the industry or (d) such other obligations as the Issuing Bank and Administrative Agent shall approve in their reasonable judgment.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“SuperHoldCo” as defined in the preamble hereto.

“Supermajority Revolving Lenders” means, at any time, Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 66 2/3% of (a) the aggregate Revolving Exposure and unused Revolving Commitments at such time less (b) the Revolving Exposure and unused Revolving Commitments held by any Sponsor Affiliated Lender at such time.

“Superpriority Claim” means a claim against any Credit Party in any of the Cases which is an administrative expense claim having priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means JPMCB, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.03.

“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means $30,000,000.

“Tax Payments” as defined in Section 6.05(d).

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means the commitment of a Lender to make or otherwise fund any Term Loan hereunder and “Term Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Commitments as of the Closing Date is $250,000,000.

“Term Facility” means, at any time, the aggregate amount of the Term Commitments or Term Loans at such time.

“Term Lender” means each Lender having a Term Commitment as set forth on Appendix A hereto or in the Assignment Agreement by which it becomes a Term Lender, or after the making of the Term Loans, each Lender holding any Term Loan.

“Term Loan” means a term loan made by a Term Lender pursuant to Section 2.01(a) on the Closing Date.

“Term Loan Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.

“Term Prepayment Fee” means one percent (1%) of the principal amount of any Term Loans prepaid prior to the first anniversary of the Closing Date in connection with a Repricing Transaction.

“Terminated Lender” as defined in Section 2.23.

“Termination Date” means the earliest to occur of (a) the date that is 18 months after the Petition Date, (b) the acceleration of the Loans and the termination of the Commitments pursuant to Section 8.01, (c) 45 days after the entry of the Interim Order if the Final Order has not been entered by the Bankruptcy Court prior to the expiration of such 45-day period and (d) the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date thereof) of a Reorganization Plan that is confirmed pursuant to an order entered by the Bankruptcy Court.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transactions” means the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type of Loan” means (i) with respect to Term Loans or Revolving Loans, an ABR Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, an ABR Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Cash” means, as of any date, the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of SuperHoldCo and its Subsidiaries to the extent owned by Credit Parties which is free and clear of all

Liens (other than Permitted Collateral Liens), other than (x) cash held in the Junior Lien Collateral Proceeds Account and (y) segregated Cash and Cash Equivalents the use of which, as of such date, is restricted by law or Contractual Obligation to any specific purpose.

“Unrestricted Subsidiaries” means, collectively, the Canadian Subsidiary and the Wisconsin Regulated Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.20(f)(ii)(D).

“Wells Fargo Bank” means Wells Fargo Bank, National Association, and its permitted successors and assigns.

“WFCF” as defined in the preamble hereto.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Capital Stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person own 100% of the Capital Stock of such partnership, association, limited liability company or other entity at such time. Unless otherwise set forth herein, reference in this Agreement to “Wholly Owned Subsidiary” means Borrower’s direct and indirect Wholly Owned Subsidiaries.

“Wisconsin Regulated Subsidiary” means Consolidated Water Power Company, a Wisconsin corporation.

“Withholding Agent” means Borrower and Administrative Agent.

Section 1.02. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by SuperHoldCo to Lenders pursuant to Section 5.01(a), 5.01(b) and 5.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in Section 3.01(h). In the event that any accounting change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then SuperHoldCo and Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to equitably reflect such accounting change with the desired result that the criteria for evaluating SuperHoldCo’s financial condition shall be the same after such accounting change as if such accounting change had not been made. Until such time as such an amendment shall have been executed and delivered by the appropriate Credit Parties and the Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such accounting change had not occurred.

Section 1.03. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Any references in this Agreement to “Articles” and/or “Sections” which make reference to any particular piece of legislation or statute, including without limitation, Bankruptcy Code, ERISA, Internal Revenue Code and/or UCC shall for greater certainty mean the equivalent section in the applicable piece of legislation to the extent that the context implies reference to such other similar or equivalent legislation as is in effect from time to time in any other applicable jurisdiction, as applicable. Furthermore, where any such reference is meant to apply to such other similar or equivalent legislation where such other similar or equivalent legislation has parallel or like concepts, then such references shall import such parallel or like concepts from such other similar or equivalent legislation, as applicable.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

Section 2.01. Term Loans.

(a) On the Closing Date, each Term Lender severally agrees to make a term loan to Borrower in a principal amount equal to such Term Lender’s Term Commitment. Amounts repaid in respect of Term Loans may not be reborrowed.

All Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full on the Termination Date.

(b) Borrowing Mechanics for Term Loans.

(i) On the Closing Date, Term Loans shall be made as ABR Loans.

(ii) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 12:00 p.m. (New York City time) on the Closing Date.

(iii) Each Term Lender shall make the amount of its Term Commitment available to Administrative Agent not later than 2:00 p.m. (New York City time) on the Closing Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Term Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.

Section 2.02. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof (including, without limitation, Section 3.03), each Revolving Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided that, after giving effect to the making of any Revolving Loans, in no event shall (i) the Total Utilization of Revolving Commitments exceed the lesser of (A) the Revolving Commitments then in effect and (B) the Borrowing Base then in effect nor (ii) the Aggregate Credit Exposure exceed the Collateral Amount then in effect. Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full on the Termination Date. Notwithstanding anything herein to the contrary, the sum of the aggregate amount of Revolving Loans made on the Closing Date and the aggregate face amount of the Existing Letters of Credit shall not exceed $245,000,000.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.04(d), Revolving Loans that are ABR Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is an ABR Loan; provided that for the Permitted Closing Date Revolving Credit Extensions, a Funding Notice may be provided no later than 12:00 p.m. (New York City time) on the Closing Date. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 12:00 p.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.

(iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower no later than 3:00 p.m. on the applicable Credit Date.

Section 2.03. Swing Line Loans.

(a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof (including, without limitation, Section 3.03), Swing Line Lender hereby agrees to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that, after giving effect to the making of any Swing Line Loans, in no event shall (i) the Total Utilization of Revolving Commitments exceed the lesser of (A) the Revolving Commitments then in effect and (B) the Borrowing Base then in effect nor (ii) the Aggregate Credit Exposure exceed the Collateral Amount then in effect. Amounts borrowed pursuant to this Section 2.03 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full on the Termination Date.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii) Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Swing Line Lender and Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date. Unless Swing Line Lender has received notice from Administrative Agent to the contrary, Swing Line Lender shall be entitled to rely on any certification from Borrower contained in any Funding Notice to the effect that the conditions precedent to the issuance of any requested Swing Line Loan have been satisfied in full, including, without limitation, the condition set forth in Section 3.03(b)).

(iii) Unless Swing Line Lender has received notice from Administrative Agent that the conditions precedent to the making of any requested Swing Line Loan have not been satisfied in full, then Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent by no later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line

Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower no later than 3:00 p.m. on the applicable Credit Date.

(iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion (but no less frequently than weekly), deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Revolving Lender holding a Revolving Commitment make Revolving Loans that are ABR Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Revolving Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (A) the proceeds of such Revolving Loans made by the Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (B) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent of the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by Section 2.17.

(v) If for any reason Revolving Loans are not made pursuant to Section 2.03(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Revolving Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Revolving Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Revolving Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Revolving Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(vi) Notwithstanding anything contained herein to the contrary, (A) each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Revolving Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (1) any set off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (2) the occurrence or continuation of a Default or Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (4) any breach of this Agreement or any other Credit Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.03 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid

Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (B) Swing Line Lender shall not be obligated to make any Swing Line Loans (1) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (2) so long as any Revolving Lender is a Defaulting Lender, unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(vii) Upon the request by Swing Line Lender to have a Revolving Loan made for the purpose of repaying any Refunded Swing Line Loan pursuant to the preceding paragraph (iv) or the request by Swing Line Lender to have Revolving Lender purchase a participation in any unpaid Swing Line Loans pursuant to the preceding paragraph (v), unless Swing Line Lender has received notice from Administrative Agent that the conditions precedent under Section 3.03 were not satisfied in full at the time that the Swing Line Loan was made to Borrower to which such Refunded Swing Line Loan relates or to which such participation in any unpaid Swing Line Loans relates, Swing Line Lender shall be deemed to have satisfied the condition of possessing a good faith belief that all conditions precedent under Section 3.03 have been satisfied for purposes of the immediately preceding paragraph (vi).

Section 2.04. Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period (and on the Closing Date, in the case of any Existing Letters of Credit), subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit (other than any Existing Letters of Credit or any requested replacements thereof) shall not be less than $100,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall (A) the Total Utilization of Revolving Commitments exceed the lesser of (1) the Revolving Commitments then in effect and (2) the Borrowing Base then in effect nor (B) the Aggregate Credit Exposure exceed the Collateral Amount then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any Standby Letter of Credit have an expiration date later than the earlier of (A) the date set forth in clause (a) of the definition of “Termination Date” and (B) the date which is one year from the date of issuance of such Standby Letter of Credit; and (vi) in no event shall any Commercial Letter of Credit (x) have an expiration date later than the earlier of (A) the Termination Date and (B) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (y) be issued if such Commercial Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion. Each Existing Letter of Credit issued for the account of Borrower under the Prepetition Revolving Credit Agreement will be deemed to have been issued hereunder by the applicable Issuing Bank and continued for the account of Borrower under this Agreement, in each case, on and as of the Closing Date. Subject to the foregoing, Issuing Bank may agree that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period (it being understood that Issuing Bank shall use reasonable efforts to notify Borrower of any such election on or before the date Issuing Bank is required to notify the beneficiary of such Letter of Credit of such election pursuant to the terms of such Letter of Credit); provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, so long as any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit, unless Issuing Bank has entered into arrangements satisfactory to it and Borrower in accordance with the terms of Section 2.22.

(b) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent and Issuing Bank an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.03, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. If requested by Issuing Bank, Borrower also shall submit a letter of credit application on Issuing Bank’s standard form in connection with any request for a Letter of Credit. Upon the issuance of a Letter of Credit, Issuing Bank shall promptly notify each Monitoring Agent of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit. In the event there shall be any conflict between the terms contained in any Issuance Notice, letter of credit application and this Agreement, the terms of this Agreement shall govern. Unless the Issuing Bank has received notice from Administrative Agent to the contrary, the Issuing Bank shall be entitled to rely on any certification from Borrower contained in any Issuance Notice or letter of credit application to the effect that the conditions precedent to the issuance of any requested Letter of Credit have been satisfied in full, including, without limitation, the condition set forth in Section 3.03(b).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Borrower’s obligation to reimburse any payment made by Issuing Bank pursuant to a Letter of Credit as provided in paragraph (f) of this Section 2.04 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) payment by Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; or (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder; provided that the foregoing shall not be construed to excuse Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Issuing Bank (as finally determined by a court of competent jurisdiction), Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank on the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are ABR Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.03, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are ABR Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.04(d) shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this Section 2.04(d).

(e) Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of

Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.04(d), Issuing Bank shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share of the Revolving Commitments. Each Revolving Lender shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Revolving Lender fails to make available to Issuing Bank on such business day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this Section 2.04(e), Issuing Bank shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. In the event Issuing Bank shall have been reimbursed by other Revolving Lenders pursuant to this Section 2.04(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Revolving Lender which has paid all amounts payable by it under this Section 2.04(e) with respect to such honored drawing such Revolving Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on Appendix B or at such other address as such Revolving Lender may request.

(f) Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to Section 2.04(d) and the obligations of Revolving Lenders under Section 2.04(e) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which Borrower or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Revolving Lender or any other Person or, in the case of a Revolving Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Restricted Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of SuperHoldCo or any of its Consolidated Subsidiaries; (vi) any breach hereof or of any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing.

(g) Indemnification. Without duplication of any obligation of Borrower under Section 11.02 or 11.03, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (A) the gross negligence or willful misconduct of Issuing Bank or (B) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

Section 2.05. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to

Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for ABR Loans. Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.06. Use of Proceeds. The proceeds of the Loans will be used (a) on the Closing Date, to repay in full the indebtedness outstanding as of the commencement of the Cases under the Prepetition Revolving Credit Agreement (other than the Existing Letters of Credit, which shall be deemed to be Letters of Credit hereunder, and the Existing Banking Services Obligations, which shall be deemed to be Banking Services Obligations hereunder) and to pay the fees, costs and expenses incurred by Borrower and its Restricted Subsidiaries in connection with the Cases and (b) for general corporate purposes of SuperHoldCo and its Restricted Subsidiaries, including permitted Capital Expenditures, working capital, allowed administrative expenses incurred during the Cases or such expenses as have otherwise been approved by the Bankruptcy Court and for the purposes set forth in the Orders, in each case as otherwise permitted by this Agreement, following commencement of the Cases. The proceeds of the Credit Facilities may not be used in connection with the investigation, initiation or prosecution of any claims against any Agent, any Lender or Issuing Bank under the Prepetition Revolving Credit Agreement and/or the Credit Facilities, provided that, advisors to the Committee may use not more than $100,000 of such proceeds to investigate (but not initiate or prosecute any claims with respect to) the Liens granted pursuant to the Prepetition Revolving Credit Agreement. No portion of the proceeds of any Credit Extension shall be used (x) to fund any Notes Debt Payment with respect to which a Notes Payment Reserve has not been established at least 5 Business Days prior to the payment date of such Notes Debt Payment or (y) in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board or any other regulation thereof or to violate the Exchange Act. Letters of Credit will be issued only for general corporate purposes.

Section 2.07. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower, any Lender or any Issuing Bank (with respect to any entry relating to such Lender’s or Issuing Bank’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 11.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates JPMCB to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.07, and Borrower hereby agrees that, to the extent JPMCB serves in such capacity, JPMCB and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to and in accordance with Section 11.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

(d) Cash Management. All funds held by Borrower or any other Credit Party (except as permitted by Section 9.01(e)(iii)) shall be deposited in one or more dominion and control bank or investment accounts, in each case with a Lender and in form and substance reasonably satisfactory to Administrative Agent (it being agreed that the cash management system in place as of the date hereof, including the ACH Letter Agreement, is satisfactory), and, following the occurrence and during the continuance of a Cash Dominion Trigger Event shall be applied on a daily basis to the repayment of the Swing Line Loans and, thereafter, to any Revolving Loans which become due, without a reduction in the Revolving Commitments.

Section 2.08. Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Term Loans or Revolving Loans,

(A) if an ABR Loan, at the Alternate Base Rate plus the Applicable Margin; or

(B) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;

(ii) in the case of Swing Line Loans, at the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are ABR Loans; and

(iii) in the case of Protective Advances, at the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are ABR Loans plus, if an Event of Default has occurred and is continuing (and, for the avoidance of doubt, in addition to any applicable default interest pursuant to Section 2.10), 2.00%.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as ABR Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be an ABR Loan.

(c) In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. In the event Borrower fails to specify between an ABR Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into an ABR Loan on the last day of the then current Interest Period for such Loan (or if outstanding as an

ABR Loan will remain as, or (if not then outstanding) will be made as, an ABR Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.08(a) shall be computed (i) in the case of ABR Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a Eurodollar Rate Loan, the date of conversion of such ABR Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of an ABR Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans, and (ii)

thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans.

(g) Interest payable pursuant to Section 2.08(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.08(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

Section 2.09. Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one

Business Day in advance of the proposed conversion date (in the case of a conversion to an ABR Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and not paid when due, and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder and not paid when due, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans); provided, in the case of Eurodollar Rate Loans that are not paid when due, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become ABR Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.11. Fees.

(a) Borrower agrees to pay to Revolving Lenders having Revolving Exposure:

(i) commitment fees equal to (A) the average of the daily difference between (1) the Revolving Commitments, and (2) the Total Utilization of Revolving Commitments, times (B) the Applicable Revolving Commitment Fee Percentage, per annum; and

(ii) letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Revolving Lender its Pro Rata Share thereof.

(b) Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.250%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges provided to Borrower and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Section 2.11(a) and Section 2.11(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year until the Termination Date, commencing on the first such date to occur after the Closing Date, and on the Termination Date.

In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees, if any, in the amounts and at the times separately agreed upon.

Section 2.12. Protective Advances.

(a) Subject to the limitations set forth below, Administrative Agent is authorized by Borrower and the Lenders, from time to time in Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to Borrower, on behalf of all Lenders, which Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof or (ii) to pay any other amount chargeable to or required to be paid by Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 11.02) and other sums payable under the Credit Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances made at any time, together with any other Protective Advances then outstanding, shall not exceed 5.0% of the aggregate Revolving Commitments then in effect; provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in

Section 3.03 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Loans. Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon Administrative Agent’s receipt thereof. At any time that there is sufficient Revolver Excess Availability and the conditions precedent set forth in Section 3.03 have been satisfied, Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time Administrative Agent may require the Lenders to fund their risk participations described in Section 2.12(b).

(b) Upon the making of a Protective Advance by Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Administrative Agent in respect of such Protective Advance.

Section 2.13. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Subject to the payment of the Term Prepayment Fee (if applicable) and Section 2.18(c), any time and from time to time, Borrower may prepay any Loans without penalty or premium on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 (or $1,000,000 in the case of Swing Line Loans) and integral multiples of $1,000,000 (or $500,000 in the case of Swing Line Loans) in excess of that amount; provided that Term Loans may not be prepaid under this Section 2.13(a) unless (A) all Revolving Commitments have been terminated, (B) all Revolving Loans have been repaid in full and (C) all outstanding Letters of Credit have been cash collateralized.

(ii) All such prepayments shall be made:

(A) upon not less than one Business Day’s prior written or telephonic notice in the case of ABR Loans;

(B) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(C) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Revolving Loans by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b) Voluntary Commitment Reductions.

(i) Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Revolving Lender proportionately to its Pro Rata Share thereof.

Section 2.14. Mandatory Prepayments. (a) In the event and on such occasion that (i) the Total Utilization of Revolving Commitments exceeds (ii) (A) the lesser of the Revolving Commitments or the Borrowing Base then in effect minus (B) the Availability Block (the excess of clause (i) over clause (ii), a

“Borrowing Base Shortfall”), Borrower shall within one (1) Business Day (in accordance with Section 8.02) first, prepay Protective Advances in full, second, prepay Revolving Loans (including Swing Line Loans) in full and third, cash collateralize the Letter of Credit Usage in an aggregate amount equal to such Borrowing Base Shortfall in full; provided that if at any time following the occurrence of a Borrowing Base Shortfall (x) such event ceases to be continuing (as a result of an increase in the Borrowing Base, Borrower’s prepayment of Revolving Loans or otherwise) and (y) so long as no Event of Default shall have occurred and be continuing, Administrative Agent shall, upon the written request of Borrower, promptly return such remaining cash collateral to Borrower.

(b) In the event and on such occasion that (i) the Aggregate Credit Exposure exceeds (ii) (A) the Collateral Amount minus (B) the Availability Block (the excess of clause (i) over clause (ii), a “Collateral Amount Shortfall”), Borrower shall within one (1) Business Day first, prepay Protective Advances in full, second, prepay Revolving Loans (including Swing Line Loans) in full, third, cash collateralize the Letter of Credit Usage in full and fourth, prepay the Term Loans and/or cash collateralize the Term Loans, in each case in full, by depositing funds in the Collateral Amount Account, in an amount equal to such Collateral Amount Shortfall; provided further that if at any time following the occurrence of a Collateral Amount Shortfall (x) such event ceases to be continuing (as a result of an increase in the Collateral Amount, Borrower’s prepayment of Loans or otherwise) and (y) so long as no Event of Default shall have occurred and be continuing, Administrative Agent shall, upon the written request of Borrower, promptly return any remaining cash collateral deposited by Borrower as a result of such Collateral Amount Shortfall to Borrower.

(c) In the event and on such occasion that any Net Proceeds are received by or on behalf of a Credit Party in respect of a Prepayment Event, such Credit Party shall, within three (3) Business Days first, prepay Protective Advances until paid in full, second, prepay Revolving Loans (including Swing Line Loans) until paid in full, third, cash collateralize the Letter of Credit Usage until cash collateralized in full and fourth, prepay the Term Loans until paid in full, in an aggregate amount equal to such Net Proceeds.

(d) In the event and on such occasion that all or any of the Prepetition Revolving Credit Agreement Obligations are subsequently reinstated after the repayment thereof as authorized by the Interim Order because such payment (or any portion thereof) is required to be returned or repaid to the Credit Parties or the Lenders (which might include the disgorgement or re-allocation of interest, fees, principal or other incremental consideration paid in respect of the Prepetition Revolving Credit Agreement Obligations or the avoidance of Liens and/or guarantees with respect to one or more of the Credit Parties), Borrower shall, within one (1) Business Day first, prepay the Revolving Loans in full, with a corresponding termination of Revolving Commitments in the aggregate amount of

Revolving Loans so prepaid, second, cash collateralize the Letter of Credit Usage in full, with a corresponding termination of Revolving Commitments in the aggregate amount of Letter of Credit Usage so cash collateralized and third, terminate the remainder of the Revolving Commitments outstanding at such time in full, in an aggregate amount equal to the amount of any such reinstated Prepetition Revolving Credit Agreement Obligations; provided that the amount of any funds paid directly by the Prepetition Revolving Credit Agreement Lenders to the Lenders in connection with the reinstatement of such Prepetition Revolving Credit Agreement Obligations shall be deemed to be prepaid by Borrower and shall be applied in accordance with this Section 2.14(d).

Section 2.15. Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Revolving Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Revolving Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows (without reduction of the Revolving Commitments):

first, to repay outstanding Protective Advances to the full extent thereof;

second, to repay outstanding Swing Line Loans to the full extent thereof; and

third, to repay outstanding Revolving Loans to the full extent thereof.

(b) Application of Prepayments of Loans to ABR Loans and Eurodollar Rate Loans. Any prepayment of any Loan of any Class shall be applied first to ABR Loans of such Class to the full extent thereof before application to Eurodollar Rate Loans of such Class, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

Section 2.16. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Credit Agreement Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes ABR Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Credit Agreement Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Administrative Agent hereunder in respect of any of the Obligations, shall be applied in accordance with Section 8.02.

Section 2.17. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that, to the extent permitted by law, any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith could not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (A) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (B) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) an ABR Loan, (C) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into ABR Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders

by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d) Booking of Eurodollar Rate Loans. Subject to Section 2.21, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

Section 2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. In the event that any Lender or Recipient (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law): (i) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender or such other Recipient, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or such other Recipient in its sole discretion shall determine) as may be necessary to compensate such Lender or such other Recipient for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the Closing Date by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or becoming effective or applicable after the Closing Date (a “Change in Law”), has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, Revolving Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued or implemented. No Lender shall be entitled to request any payment pursuant to this Section 2.19(b) unless such Lender is generally demanding payment under comparable provisions of its agreements with similarly situated borrowers. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Notwithstanding anything to the contrary contained herein, Borrower will not be required to compensate any Lender (which term shall include the Issuing Bank for purposes of this Section 2.19(c)) for any such increased costs or reduced return incurred by such Lender more than six (6) months prior to such Lender’s written request to Borrower for such compensation.

Section 2.20. Taxes; Withholding, Etc.

(a) Withholding of Taxes; Gross-Up. Each payment by any Credit Party under this Agreement shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by any Credit Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this Section 2.20(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.20(d) shall be paid within 10 days after the Recipient delivers to Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so) attributable to such Lender that are paid or payable by Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.20(e) shall be paid within 10 days after Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of Borrower or Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.20(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify Borrower and Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender with respect to Borrower shall, if it is legally eligible to do so, deliver to Borrower and Administrative Agent (in such number of copies reasonably requested by Borrower and Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (b) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable Borrower or Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts paid pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.20(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.20(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.20 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.

(i) Issuing Bank. For purposes of Section 2.20(e) and (f), the term “Lender” includes any Issuing Bank.

Section 2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees described in Section 2.11 shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included for purposes of voting on any matters except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or Letters of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender (other than pursuant to Section 2.22(a) above) without such Defaulting Lender’s consent;

(c) if any Swing Line Exposure or Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Exposure and Letter of Credit Usage of such Defaulting Lender shall be reallocated among the Revolving Lenders that are not Defaulting Lenders (the “Performing Lenders”) in accordance with their respective Pro Rata Shares but only to the extent the sum of all Performing Lenders’ Revolving Exposures plus such Defaulting Lender’s Pro Rata Share of Swing Line Exposure and Letter of Credit Usage does not exceed the total of all Performing Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only Borrower’s obligations corresponding to such Defaulting Lender’s Pro Rata Share of Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Usage is outstanding;

(iii) if Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (ii) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11 with respect to such Defaulting Lender’s Pro Rata Share of Letter of Credit Usage during the period such Defaulting Lender’s Pro Rata Share of Letter of Credit Usage is outstanding and cash collateralized;

(iv) if the Letter of Credit Usage of the Performing Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.11 shall be adjusted in accordance with the Performing Lenders’ Pro Rata Shares thereof; and

(v) if all or any portion of such Defaulting Lender’s Pro Rata Share of Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.11 (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Letter of Credit Usage) and letter of credit fees payable under Section 2.11 with respect to such Defaulting Lender’s Pro Rata Share of Letter of Credit Usage shall be payable to the Issuing Bank until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Usage will be 100% covered by the Commitments of the Performing Lenders and/or cash collateral will be provided by Borrower, and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among Performing Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless Swing Line Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with Borrower or such Lender, satisfactory to the Swing Line Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that Administrative Agent, Borrower, Swing Line Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and Letter of Credit Usage of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and, so long as no Event of Default shall have occurred and be continuing, any cash collateral deposited by the Borrower pursuant to this Section 2.22 shall be promptly returned to Borrower upon written request and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swing Line Loans) as Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Pro Rata Share.

Section 2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an

“Increased Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.05(a), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 11.06 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (A) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (2) an amount equal to all unreimbursed drawings of Letters of Credit that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (3) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (B) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; and (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to or simultaneously with the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, in accordance with this Section 2.23, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Section 2.24. Determination of Borrowing Base.

(a) Eligible Accounts. On any date of determination of the Borrowing Base, all of the Accounts owned by Borrower and each Borrowing Base Guarantor, and reflected in the most recent Borrowing Base Certificate delivered by Borrower to the Co-Collateral Agents and Administrative Agent shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. In addition, Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Accounts, in its Permitted Discretion, subject to the terms of Section 11.05 in the case of adjustments, new criteria or changes in the applicable advance rates which have the effect of making more credit available. Eligible Accounts shall not include any of the following Accounts:

(i) any Account in which Administrative Agent, on behalf of the Secured Parties, does not have a first priority and perfected Lien and such Account shall be free and clear of all Liens other than Permitted Collateral Liens;

(ii) any Account that (A) is not owned by Borrower or Borrowing Base Guarantor or (B) was previously owned by the Canadian Subsidiary;

(iii) any Account due from an Account Debtor that is not domiciled in the United States or Canada and (if not a natural Person) organized under the laws of the United States or Canada or any political subdivision thereof;

(iv) any Account that is payable in any currency other than Dollars or, with respect to any Account Debtor domiciled in Canada or organized under the laws of Canada or any political subdivision thereof, Canadian Dollars, unless such Account is supported by an irrevocable letter of credit in form and substance satisfactory to Administrative Agent, issued by a financial institution satisfactory to Administrative Agent and which has been duly transferred to Administrative Agent (together with sufficient documentation to permit direct draws by Administrative Agent thereon);

(v) any Account that does not arise from the sale of goods or the performance of services by Borrower or such Borrowing Base Guarantor in the ordinary course of its business;

(vi) any Account that does not comply with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority (including any Account due from an Account Debtor located in the States of Minnesota or New Jersey unless Borrower or the applicable Borrowing Base Guarantor (at the time the Account was created and at all times thereafter) (A) had filed and has maintained effective a current notice of business activities report with the appropriate office or agency of such States, as applicable, or (B) was and has continued to be exempt from filing such report and has provided the Lenders with satisfactory evidence thereof);

(vii) any Account (A) upon which either Borrower’s or any Borrowing Base Guarantor’s, as applicable, right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (B) as to which either Borrower or any Borrowing Base Guarantor, as applicable, is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (C) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s or Borrowing Base Guarantor’s, as applicable, completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(viii) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the remaining balance of the Account shall be eligible;

(ix) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(x) any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to Administrative Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of Borrower or Borrowing Base Guarantor, as applicable;

(xi) any Account (other than a Portfolio Company Account) that arises from a sale to any director, officer, other employee or Affiliate of Borrower or any Borrowing Base Guarantor, or to any entity that has any common officer or director with Borrower or any Borrowing Base Guarantor;

(xii) to the extent Borrower or any Restricted Subsidiary is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Restricted Subsidiary but only to the extent of the potential offset;

(xiii) any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(xiv) any Account (A) not paid within 90 days following its original invoice date or that is more than 60 days past due according to its original terms of sale; or (B) with respect to which the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or (C) with respect to which a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(xv) any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 2.24(a);

(xvi) any Account as to which any of the representations or warranties in the Credit Documents are untrue;

(xvii) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(xviii) to the extent such Account exceeds any credit limit established by Administrative Agent, in its Permitted Discretion, following prior notice of such limit by Administrative Agent to Borrower;

(xix) that portion of any Account (A) in respect of which there has been, or should have been, established by Borrower or any Borrowing Base Guarantor a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise, or (B) which is due from an Account Debtor to whom Borrower or any Borrowing Base Guarantor owes a trade payable, but only to the extent of such trade payable or (C) which Borrower or any Borrowing Base Guarantor knows is subject to the exercise by an Account

Debtor of any right of recession, set-off, recoupment, counterclaim or defense; or

(xx) any Account on which the Account Debtor is a Governmental Authority, unless Borrower or any Borrowing Base Guarantor, as applicable, has assigned its rights to payment of such Account to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers.

(b) Eligible Inventory. On any date of determination of the Borrowing Base, all of the Inventory owned by Borrower and each Borrowing Base Guarantor, as applicable, and reflected in the most recent Borrowing Base Certificate delivered by Borrower to the Co-Collateral Agents and Administrative Agent shall be “Eligible Inventory” for the purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies. The Co-Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in their Permitted Discretion. In addition, Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Inventory, in its Permitted Discretion, subject to the terms of Section 11.05 in the case of adjustments, new criteria or changes in the applicable advance rate which have the effect of making more credit available. Eligible Inventory shall not include any Inventory of Borrower or any Borrowing Base Guarantor that:

(i) Administrative Agent, on behalf of Secured Parties, does not have a first priority and perfected Lien on such Inventory and such Inventory shall be free and clear of all Liens other than Permitted Collateral Liens;

(ii) (A) is stored at a location not owned by Borrower or a Borrowing Base Guarantor where the aggregate value of Inventory exceeds $750,000 unless Administrative Agent has given its prior consent thereto and unless either (x) a reasonably satisfactory Landlord Personal Property Collateral Access Agreement has been delivered to Administrative Agent (it being agreed that the existing Landlord Waiver and Consent Agreements listed on Schedule 1.01D, copies of which have been delivered to the Agents, are satisfactory with respect to locations covered by such agreements), or (y) Reserves reasonably satisfactory to Administrative Agent but in no event to exceed the aggregate of three (3) months’ rent with respect to each such location have been established with respect thereto or (B) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $750,000 unless either (x) a reasonably satisfactory, acknowledged bailee waiver letter has been received by Administrative Agent or (y) Reserves reasonably satisfactory to Administrative Agent but in no event to exceed the aggregate of three (3) months’ rent with respect to each such location have been established with respect thereto, or (C) is located at an owned location subject to a mortgage in favor of a lender other than Administrative Agent where the aggregate value of Inventory exceeds $750,000 unless either (x) a reasonably satisfactory mortgagee waiver has been delivered to Administrative Agent or (y) Reserves reasonably satisfactory to Administrative Agent have been established with respect thereto;

(iii) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Administrative Agent is in place with respect to such Inventory;

(iv) is covered by a negotiable document of title, unless such document has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens except those in favor of Administrative Agent and the Lenders and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with;

(v) is to be returned to suppliers;

(vi) is obsolete, unsalable, shopworn, damaged or unfit for sale;

(vii) consists of display items, samples or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts it being understood that nothing in this clause (vii) shall be construed to exclude pulp and chemicals (provided such chemicals are sealed in unopened containers) from Eligible Inventory;

(viii) is not of a type held for sale in the ordinary course of Borrower’s or any Borrowing Base Guarantor’s, as applicable, business;

(ix) breaches any of the representations or warranties pertaining to Inventory set forth in the Credit Documents;

(x) consists of Hazardous Material or goods that can be transported or sold only with licenses that are not readily available;

(xi) is not covered by casualty insurance maintained as required by Section 5.05;

(xii) is subject to any licensing arrangement the effect of which would be to limit the ability of Administrative Agent, or any Person selling the Inventory on behalf of Administrative Agent, to sell such Inventory in enforcement of Administrative Agent’s Liens, without further consent or payment to the licensor or other; or

(xiii) is not located in the United States of America or Canada or was previously owned by the Canadian Subsidiary.

Section 2.25. Priority and Liens Applicable to Credit Parties. Borrower hereby covenants and agrees that, upon the execution of this Agreement and upon the entry of the Interim Order (and when applicable, the Final Order), the Obligations of the Credit Parties:

(a) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute joint and several Superpriority Claims in the Cases (but excluding a claim on Avoidance Actions and, prior to entry of the Final Order, the proceeds of Avoidance Actions);

(b) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all real, personal, tangible and intangible property of the Credit Parties’ respective estates in the Cases (including, without limitation, all of the outstanding shares of Capital Stock of Subsidiaries of Borrower (limited, in the case of voting Capital Stock of Foreign Subsidiaries, to 65% of the voting Capital Stock of first tier Foreign Subsidiaries to the extent a pledge of a greater percentage of such stock could reasonably be expected to result in material adverse tax consequences to Borrower or any of its Consolidated Subsidiaries as reasonably determined by Borrower and excluding the Capital Stock of Consolidated Water Power Company to the extent Borrower determines in good faith and reasonably agreed by Administrative Agent that a pledge of such stock would be prohibited by law or would require the consent of any regulatory authority) that is not subject to valid, perfected and non-avoidable Liens as of the Petition Date (other than Avoidance Actions and, prior to entry of the Final Order, the proceeds of Avoidance Actions); provided that notwithstanding such exclusion of Avoidance Actions, the proceeds of such actions (including, without limitation, assets as to which Liens are avoided) shall, after entry of the Final Order, be subject to such Liens under Section 364(c)(2) of the Bankruptcy Code and available to repay the Loans and all other Obligations of the Credit Parties);

(c) pursuant to Section 364(d) of the Bankruptcy Code, shall at all times be secured by a perfected first priority priming lien on all personal, tangible and intangible property of the Credit Parties subject to an existing lien securing any outstanding debt under the Prepetition Revolving Credit Agreement;

(d) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected junior Lien upon all real, personal, tangible and intangible property of the Credit Parties’ respective estates (other than the assets and property described in Section 2.25(c)) in the Cases that is subject to valid, perfected and non-avoidable Liens in existence on the Petition Date or to valid Liens in existence on the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code;

subject in the case of each of the proceeding paragraphs, only to the Carve Out, and, in each case, as set forth in the Orders.

Section 2.26. Payment of Obligations. Subject to the provisions of Section 8.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Credit Parties under this Agreement or any of the other Credit Documents, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

Section 2.27. No Discharge; Survival of Claims. Each Credit Party agrees that to the extent that the Obligations hereunder have not been satisfied in full in cash (a) its Obligations arising hereunder shall not be discharged by the entry of a Confirmation Order (and each Credit Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to Administrative Agent and the Lenders pursuant to the Orders and described in Section 2.25(a) and the Liens granted to Administrative Agent pursuant to the Orders and described in Section 2.25(b), (c) and (d) shall not be affected in any manner by the entry of a Confirmation Order.

Section 2.28. Notes Payment Reserve.

(a) Borrower may, at its option, deposit cash into a restricted account (the “Notes Payment Reserve Account”, which Notes Payment Reserve Account shall (subject to clause (b) below) be established within five days of the Closing Date at Administrative Agent) in an amount equal to (i) for the period beginning on October 31 of each year through and including November 29 of such year, 50% of the maximum amount of any payment (other than in respect of reasonable professional fees and expenses) in respect of the Prepetition First Lien Notes (any such payment, a “Notes Debt Payment”) authorized or required by the Bankruptcy Court to be made in respect of the Prepetition First Lien Notes on December 31 of such year (the “December Payment”), (ii) for the period beginning on November 30 of each year through and including the date of the applicable December Payment, 100% of the amount of the December Payment, (iii) for the period beginning April 30 of each year through and including May 30 of such year, 50% of the maximum amount of any Notes Debt Payment authorized or required by the Bankruptcy Court to be made in respect of the Prepetition First Lien Notes on June 30 of such year (the “June Payment”) and

(iv) for the period beginning on May 31 of each year through and including the date of the applicable June Payment, 100% of the amount of the June Payment; provided that in no event shall Borrower make any Notes Debt Payment in respect of the Prepetition First Lien Notes (x) on any date other than the date on which an interest payment date in respect of the Prepetition First Lien Notes would have been due but for the filing of the Cases or (y) in an amount that exceeds the interest payment that would have been due in respect of the Prepetition First Lien Notes (at the non-default contractual rate) on such date but for the filing of the Cases; provided further that upon the occurrence and continuation of an Event of Default, any cash deposited in the Notes Payment Reserve Account shall not be available, and shall not be applied, to make any payment in respect of the Prepetition First Lien Notes but instead shall be applied to repay the Credit Facilities as set forth in Section 8.02. The Notes Payment Reserve Account and the amounts therein shall be subject to cash dominion by Administrative Agent, which shall include being at all times subject to the sole and exclusive dominion of Administrative Agent, including the exclusive right of withdrawal.

(b) If at any time the Bankruptcy Court authorizes or requires any Notes Debt Payment to be made in respect of the Prepetition First Lien Notes (or if Borrower makes a Borrower’s Reinstatement Application) and Borrower does not deposit cash in the Notes Payment Reserve Account pursuant to and in accordance with Section 2.28(a), Administrative Agent shall establish a reserve (the “Notes Payment Reserve”) such that the sum of the Notes Payment Reserve and cash deposited in the Notes Payment Reserve Account shall equal the aggregate amount permitted to be in the Notes Payment Reserve Account at such time pursuant to Section 2.28(a). Following the applicable Notes Debt Payment on the Prepetition First Lien Notes, the reserve will be reset to zero.

(c) Notwithstanding the foregoing in clauses (a) and (b) above, if (x) Borrower is not authorized by the Bankruptcy Court to make the applicable Notes Debt Payment in respect of which funds were previously set aside in accordance with clause (a) above or in respect of which a reserve was previously established in accordance with clause (b) above, or (y) Borrower’s authorization to make the applicable Notes Debt Payment is terminated pursuant to the terms of the Interim Order or the Final Order (as applicable) as a result of Borrower having given written notice of its intent not to make such payment in accordance with the terms of the Interim Order or the Final Order (as applicable) then, unless at such time the Bankruptcy Court shall have separately ordered Borrower to make such payment (i) any reserve previously established with respect to such payment shall be credited to the Borrowing Base and (ii) so long as no Event of Default has occurred and is continuing, any cash deposited in the Notes Payment Reserve Account with respect to such payment shall be promptly returned to Borrower upon Borrower’s request. It is understood and agreed that if the Bankruptcy Court does separately order a Notes Debt Payment after the authorization to make such Notes Debt Payment is terminated or if Borrower seeks such order from the

Bankruptcy Court after the authorization to make a Notes Debt Payment is terminated (the “Borrower’s Reinstatement Application”), the Notes Payment Reserve provisions in Section 2.28(b) will immediately become operative.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.01. Closing Date. The obligation of any Lender or Issuing Bank to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.05, of the following conditions on or before the Closing Date:

(a) The Credit Parties shall have each commenced the Cases with the Bankruptcy Court by no later than October 31, 2011;

(b) No trustee or examiner with expanded powers pursuant to Section 1104(c) of the Bankruptcy Code, shall have been appointed or designated with respect to Borrower or any Guarantor or their respective business, properties or assets;

(c) All of the “first day” and “second day” orders entered by the Bankruptcy Court at the time of the commencement of the Cases (and if any such orders shall not have been entered by the Bankruptcy Court, the form of such orders submitted to the Bankruptcy Court for approval) shall be in form and substance reasonably satisfactory to Administrative Agent;

(d) A cash management order approving customary cash management arrangements of Credit Parties consistent with the requirements under the Credit Documents shall have been entered, in form and substance reasonably satisfactory to Administrative Agent and shall be in full force and effect;

(e) The Credit Parties and the other parties hereto shall have executed and delivered this Agreement;

(f) The Lenders, the Agents and Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date;

(g) All governmental and third party approvals necessary in connection with the Transactions contemplated hereby and the continuing operations of Borrower and its Consolidated Subsidiaries (including shareholder approvals, if any) shall have been obtained on satisfactory terms and shall be in full force and effect;

(h) Administrative Agent shall have received (i) the audited consolidated financial statements of Borrower for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of Borrower for each monthly period and quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) Borrower’s most recent projected monthly income statement, balance sheet and cash flows in form and substance reasonably acceptable to Administrative Agent for the first full month beginning after the Petition Date and ending on March 31, 2013 (after giving pro forma effect to the Transactions) (the “Budget”) and (iv) a reasonably detailed receipts and disbursements forecast in form and substance reasonably acceptable to Administrative Agent for the 13 weeks commencing with the week that includes the Petition Date;

(i) Administrative Agent shall have received the existing Landlord Personal Property Collateral Access Agreements, secretary certificates, resolutions, good standing certificates in each Credit Party’s jurisdiction of formation, incumbency certificates, flood insurance certificates and related endorsements (to the extent required by applicable law), satisfactory evidence of Administrative Agent having been named as an additional insured with respect to insurance as and to the extent required by Section 5.05, satisfactory evidence of loss payable endorsements with respect to property insurance policies as and to the extent required by Section 5.05, a customary legal opinion of Dewey & LeBoeuf LLP, organizational documents, other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “Patriot Act”), all in form and substance reasonably acceptable to Administrative Agent;

(j) Administrative Agent shall have received appraisals of assets included in the Borrowing Base or Collateral Amount as specified by Administrative Agent from (i) independent appraisers satisfactory to Administrative Agent engaged directly by Administrative Agent or (ii) the appraisers previously engaged by WFCF, as administrative agent under the Prepetition Revolving Credit Agreement, in connection with its determination of the borrowing base thereunder; provided that any such appraisal in connection with the Prepetition Revolving Credit Agreement shall have been conducted not more than six months prior to the Closing Date and, if such appraisal was conducted by an appraiser engaged by WFCF, as administrative agent under the Prepetition Revolving Credit Agreement, a customary reliance letter in form and substance acceptable to Administrative Agent shall have been provided; provided further that any such appraisals described in clause (i) and clause (ii) above shall be in form and substance reasonably satisfactory to Administrative Agent (it being acknowledged that the appraisals described in clause (ii) are in form and substance satisfactory to Administrative Agent);

(k) Monitoring Agents shall have received a Borrowing Base Certificate as of a date as recent as reasonably practicable (but in no event earlier than August 12, 2011) with customary supporting documentation and supplemental reporting to be agreed upon between Monitoring Agents and Borrower, which Borrowing Base Certificate shall calculate the pro forma Borrowing Base (after giving effect to the amounts to be borrowed on the Closing Date);

(l) Substantially concurrently with the initial borrowings of the Term Loans, repayment in full of all obligations under the Prepetition Revolving Credit Agreement (other than the Existing Letters of Credit and the Existing Banking Services Obligations), termination of the commitments thereunder and release of all Liens, if any, granted thereunder shall have occurred (with such prepayment in full, termination and release being evidenced by a payoff letter reasonably acceptable to Administrative Agent or, if such letter is not available, appropriate provisions in the Interim Order confirming such termination and release), which repayment shall be made with the initial borrowings of Term Loans;

(m) Borrower shall be in compliance with all applicable requirements of Regulations U, T and X of the Board;

(n) Not later than 7 days following the commencement of the Cases, entry of an Interim Order that is satisfactory in form and substance to the Lead Arrangers in their sole discretion (it being understood and agreed that an order in the form of Exhibit M shall, if entered by the Bankruptcy Court, be deemed to be acceptable to the Lead Arrangers), which Interim Order shall (i) have been entered and on such prior notice to such parties as may be satisfactory to the Lead Arrangers in their sole discretion, (ii) authorize the extensions of credit in respect of the Revolving Facility and Term Facility, each in the amounts and on the terms set forth herein, (iii) grant the Superpriority Claim status and other Collateral and Liens referred to herein, (iv) approve the payment by Borrower of all of the fees provided for herein and (v) not have been (A) vacated, reversed, or stayed or (B) amended or modified except as otherwise agreed to in writing by the Lead Arrangers in their sole discretion;

(o) The Credit Parties shall be in pro forma compliance with the terms of the Credit Documents, including the Borrowing Base and the Collateral Amount (after giving effect to the amounts to be borrowed on the Closing Date);

(p) Consolidated Adjusted EBITDA over the twelve-month period ending on the last day of the most recent month for which monthly financial reporting information is available prior to the Closing Date shall be not less than $320,000,000;

(q) The lesser of (i) Revolver Excess Availability (assuming the full amount of the Revolving Commitments in clause (a) of the definition of Revolver Excess Availability) and (ii) Facility Excess Availability, plus Unrestricted Cash on hand on the Closing Date shall be not less than $155,000,000;

(r) Since December 31, 2010, there shall not have occurred any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the business, assets, properties, liabilities or financial condition of Borrower and Guarantors, other than as a result of those events that customarily occur leading up to and following commencement of the Cases and the CCAA Process;

(s) No Default or Event of Default, both immediately prior to and giving effect to the Credit Extensions on the Closing Date, shall, in each case, have occurred under any of the Credit Documents;

(t) Administrative Agent shall have received the results of satisfactory lien searches (including, without limitation, the results of satisfactory tax lien and judgment lien searches) showing the absence of any Liens (except for the Liens in favor of Administrative Agent) on any of the Collateral other than Liens expressly permitted by Section 6.02 hereof or Liens to be terminated or discharged on the Closing Date; and

(u) Administrative Agent shall have received a certificate, signed by a Senior Officer of Borrower, on the Closing Date, confirming compliance with the conditions set forth in this Section 3.01 and Section 3.03.

Section 3.02. Conditions to Revolving Loans. The obligation of any Revolving Lender or Issuing Bank to make a Credit Extension under the Revolving Facility (other than any Permitted Closing Date Revolving Credit Extension) is subject to the satisfaction, or waiver in accordance with Section 11.05, of the following conditions precedent (the date upon which all such conditions shall be satisfied or waived, the “Revolver Post-Closing Availability Date”):

(a) the Closing Date shall have occurred;

(b) the Final Order shall have been entered by the Bankruptcy Court and shall not have been (i) vacated, reversed, or stayed, or (ii) amended or modified except as otherwise agreed to in writing by Administrative Agent in its sole discretion and as reasonably acceptable to the Lead Arrangers;

(c) Administrative Agent shall have received appraisals of assets included in the Borrowing Base or Collateral Amount as specified by Administrative Agent from (i) independent appraisers reasonably satisfactory to

Administrative Agent engaged directly by Administrative Agent or (ii) the appraisers previously engaged by WFCF, as administrative agent under the Prepetition Revolving Credit Agreement, in connection with its determination of the borrowing base thereunder; provided that any such appraisal in connection with the Prepetition Revolving Credit Agreement shall have been conducted not more than six months prior to the Revolver Post-Closing Availability Date and, if such appraisal was conducted by an appraiser engaged by WFCF, as administrative agent under the Prepetition Revolving Credit Agreement, a customary reliance letter in form and substance acceptable to Administrative Agent shall have been provided; provided further that any such appraisals described in clause (a) and clause (b) above shall be in form and substance reasonably satisfactory to Administrative Agent (it being acknowledged that the appraisals described in clause (b) are in form and substance satisfactory to Administrative Agent);

(d) One of the Co-Collateral Agents or its designee shall have conducted a satisfactory field examination of the accounts receivable, inventory and related working capital matters and financial information of Borrower and its Consolidated Subsidiaries and of the related data processing and other systems;

(e) the lesser of (i) Revolver Excess Availability and (ii) Facility Excess Availability, plus Unrestricted Cash on hand on the Revolver Post-Closing Availability Date shall not be less than $170,000,000; and

(f) Administrative Agent shall have received a certificate, signed by a Senior Officer of Borrower, on the Revolver Post-Closing Availability Date, confirming compliance with the conditions set forth in this Section 3.02 and Section 3.03.

Section 3.03. Conditions to Each Credit Extension. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date and the Revolver Post-Closing Availability Date, is subject to satisfaction or waiver in accordance with Section 11.05, of the following conditions precedent:

(a) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be, and (i) in the case of any Swing Line Loan, Swing Line Lender shall also have received such fully executed and delivered Funding Notice with respect to such Swing Line Loan and (ii) in the case of any Letter of Credit, the applicable Issuing Bank shall also have received such fully executed and delivered Issuance Notice with respect to the issuance of such Letter of Credit;

(b) after giving effect to such Credit Extension, (i) the Total Utilization of Revolving Commitments shall not exceed an amount equal to (x) the lesser of the Revolving Commitments and the Borrowing Base then in effect, minus, (y) the Availability Block; and (ii) the Aggregate Credit Exposure shall not exceed the amount equal to the lesser of (A) the Collateral Amount minus the Availability Block, and (B) the aggregate amount authorized by the Interim Order or the Final Order, as applicable;

(c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date and any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects subject to such qualification;

(d) as of such Credit Date (other than with respect to any Credit Extensions made on the Closing Date), no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(e) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit;

(f) not later than 45 days after the entry of the Interim Order, the Bankruptcy Court shall have entered the Final Order; and

(g) the Interim Order or the Final Order, as the case may be, shall be in full force and effect, and shall not have been (i) vacated, reversed, or stayed, or (ii) amended or modified except as otherwise agreed to in writing by Administrative Agent in its sole discretion and reasonably acceptable to the Lead Arrangers.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES.

In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:

Section 4.01. Organization; Requisite Power and Authority; Qualification. Each of SuperHoldCo and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01, (b) subject to entry of an applicable order of the Bankruptcy Court, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.02. Capital Stock and Ownership. The Capital Stock of each of SuperHoldCo and its Restricted Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.02, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which SuperHoldCo or any of its Restricted Subsidiaries is a party requiring, and there is no Capital Stock of SuperHoldCo or any of its Restricted Subsidiaries outstanding which upon conversion or exchange would require, the issuance by SuperHoldCo or any of its Restricted Subsidiaries of any additional Capital Stock of SuperHoldCo or any of its Restricted Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of SuperHoldCo or any of its Restricted Subsidiaries. Schedule 4.02 correctly sets forth the ownership interest of SuperHoldCo and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

Section 4.03. Due Authorization. Subject to entry of the Interim Order (or the Final Order, when applicable), the execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.04. No Conflict. Subject to entry of the Interim Order (or the Final Order, when applicable), the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to SuperHoldCo or any of its Restricted Subsidiaries, any of the Organizational Documents of SuperHoldCo or any of its Restricted Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on SuperHoldCo or any of its Restricted Subsidiaries; except to the extent such violation could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of SuperHoldCo or any of its

Restricted Subsidiaries entered into or assumed after the Petition Date; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of SuperHoldCo or any of its Restricted Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Administrative Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of SuperHoldCo or any of its Restricted Subsidiaries, except for any such approval or consent (i) which will be obtained on or before the Closing Date and disclosed in writing to Lenders or (ii) where the failure to obtain such approval or consent could not be reasonably expected to have a Material Adverse Effect.

Section 4.05. Governmental Consents. Subject to entry of the Interim Order (or the Final Order, when applicable), the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as have been obtained prior to the Closing Date and are in full force and effect, and except when the failure of which to be so made or delivered could not reasonably be expected to have a Material Adverse Effect and except for filings and recordings with respect to the Liens created under the Credit Documents.

Section 4.06. Binding Obligation. Subject to entry of the Interim Order (or the Final Order, when applicable), each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms.

Section 4.07. Financial Statements. (x) For any period ending prior to the Closing Date, the financial statements of Holdings and its consolidated subsidiaries and (y) for any period ending after the Closing Date, the financial statements of SuperHoldCo and its consolidated subsidiaries, most recently delivered pursuant to Section 3.01(k) or Section 5.01 were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the absence of footnotes and changes resulting from audit and normal year-end adjustments.

Section 4.08. Projections. On and as of the Closing Date, the Projections of SuperHoldCo and its Consolidated Subsidiaries for the period beginning with the first full month after the Petition Date and ending March 31, 2013 after giving pro forma effect to the Transactions (the “Projections”) are based on good faith estimates and assumptions made by the management of SuperHoldCo believed to be reasonable at the time made; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

Section 4.09. No Material Adverse Change. Since December 31, 2010, no event, circumstance or change (other than as a result of those events that customarily occur leading up to and following commencement of the Cases and the CCAA Process) has occurred that has caused or evidences or could reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10. Insurance. Schedule 4.10 sets forth as of the Closing Date a list of all material insurance maintained by or on behalf of SuperHoldCo and its Restricted Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance, to the extent due, have been paid. The insurance maintained by or on behalf of SuperHoldCo and its Restricted Subsidiaries is in full force and effect in all material respects in accordance with its terms and complies with the requirements set forth in Section 5.05.

Section 4.11. Adverse Proceedings, Etc. Except (x) for the Cases and (y) as set forth on Schedule 4.11, there are no unstayed Adverse Proceedings, individually or in the aggregate, (a) that could reasonably be expected to have a Material Adverse Effect or (b) that involve any of the Credit Documents (other than objections or pleadings that may have been filed in the Cases with respect to the Credit Parties seeking authorization to enter into the Credit Documents and incur the Obligations under this Agreement). Neither SuperHoldCo nor any of its Consolidated Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Governmental Authority, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.12. Payment of Taxes. Except as otherwise permitted under Section 5.03 or as set forth on Schedule 4.12, all federal, state and provincial income tax returns and all other material tax returns and reports of SuperHoldCo and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon SuperHoldCo and its Restricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Neither SuperHoldCo nor Holdings knows of no proposed tax assessment against SuperHoldCo or any of its Restricted Subsidiaries which is not being actively contested by SuperHoldCo or such Restricted Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.13. Properties.

(a) Title. Each of SuperHoldCo and its Restricted Subsidiaries has (i) valid and insurable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the most recent financial statements of SuperHoldCo and its Restricted Subsidiaries delivered pursuant to Section 3.01(k) or Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.09. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) with respect to any real property of any Credit Party which provides for monthly rental payments after the date of this Agreement of more than $10,000 or is otherwise material to the business or operations of such Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and neither SuperHoldCo nor Holdings has knowledge of any default that has occurred and is continuing thereunder, and subject to an applicable order of the Bankruptcy Court, each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms.

Section 4.14. Environmental Matters. Except as set forth in Schedule 4.14 or to the extent, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) SuperHoldCo and each of its Consolidated Subsidiaries has been and is in compliance with all applicable Environmental Laws, including any Governmental Authorizations issued pursuant thereto, and SuperHoldCo and each of its Consolidated Subsidiaries will be capable of maintaining compliance with applicable Environmental Laws, including any reasonably foreseeable future requirements of existing Environmental Laws or regulations that have been formally proposed but have not yet been adopted; (b) neither SuperHoldCo nor any of its Consolidated

Subsidiaries nor any of their respective Facilities or operations are subject either to (i) any Environmental Claim or (ii) any settlement agreement with any Person relating to any Environmental Claim, nor has SuperHoldCo or any of its Consolidated Subsidiaries received written notice of any pending or threatened Environmental Claim; (c) neither SuperHoldCo nor any of its Consolidated Subsidiaries has received any letter or written request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.) or any comparable foreign, local, state or provincial law; (d) there are and have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against SuperHoldCo or any of its Consolidated Subsidiaries or that could require Remedial Action at any Facility or could require Remedial Action by SuperHoldCo or any of its Consolidated Subsidiaries at any other location; or (e) neither SuperHoldCo nor any of its Consolidated Subsidiaries nor any predecessor of SuperHoldCo or its Consolidated Subsidiaries, has been required to obtain a permit for the treatment, storage or disposal of hazardous waste for any of its Facilities pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”), or any comparable state, local or provincial law, nor are any such Facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA or any comparable state, local or provincial law.

Section 4.15. No Defaults. Neither SuperHoldCo nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations other than those defaults directly arising as a result of the commencement of the Cases, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and (except in respect of the Specified Prepetition Indebtedness Documents) no default by any Credit Party or, to the Credit Parties’ knowledge, any other party thereto currently exist thereunder, except for any default (i)(A) arising under any Material Contract that Borrower has rejected under Section 365 of the Bankruptcy Code, (B) with respect to which Borrower has given 10 Business Days’ prior written notice to Administrative Agent of its intention to reject and (C) with respect to which Administrative Agent has not informed the Borrower in writing within 5 Business Days of receipt of the notice from Borrower referenced in clause (B) above that it objects to such rejection or (ii) arising solely as a result of the commencement of the Cases.

Section 4.17. Governmental Regulation. Neither SuperHoldCo nor any of its Restricted Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other Federal, state or provincial statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither SuperHoldCo nor any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.18. Margin Stock. Neither SuperHoldCo nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board.

Section 4.19. Employee Matters. Neither SuperHoldCo nor any of its Consolidated Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against SuperHoldCo or any of its Consolidated Subsidiaries, or to the best knowledge of SuperHoldCo, Holdings and Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against SuperHoldCo or any of its Consolidated Subsidiaries or to the best knowledge of SuperHoldCo, Holdings and Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving SuperHoldCo or any of its Consolidated Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of SuperHoldCo, Holdings and Borrower, no union representation question existing with respect to the employees of SuperHoldCo or any of its Consolidated Subsidiaries and, to the best knowledge of SuperHoldCo, Holdings and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 4.20. Employee Benefit Plans. SuperHoldCo and each of its Consolidated Subsidiaries and each of their respective ERISA Affiliates are in substantial compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or SuperHoldCo or its Consolidated Subsidiaries shall submit an application to the Internal Revenue Service to receive such a letter, indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by SuperHoldCo, any of its Consolidated Subsidiaries or any of their ERISA Affiliates in an amount, and with a priority, that would reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that could result in an Event of Default. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state or provincial laws and except as set forth on Schedule 4.20, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by SuperHoldCo, any of its Consolidated Subsidiaries or any of their ERISA Affiliates, (determined on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan in an amount that would reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan occurring on or prior to the date hereof for which the actuarial report is available, the potential liability of SuperHoldCo, its Consolidated Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available upon request pursuant to Section 4221(e) of ERISA is zero. SuperHoldCo, each of its Consolidated Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.21. Specified Prepetition Indebtedness Documents. SuperHoldCo, Holdings and Borrower have delivered to Administrative Agent complete and correct copies of (i) each Specified Prepetition Indebtedness Document and of all exhibits and schedules thereto as of the date hereof and (ii)

copies of any material amendment, restatement, supplement or other modification to or waiver of each Specified Prepetition Indebtedness Document.

Section 4.22. Compliance with Statutes, Etc. Each of SuperHoldCo and its Consolidated Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Facility or other Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Facility or other Real Estate Asset or the operations of SuperHoldCo or any of its Consolidated Subsidiaries), except as set forth on Schedule 4.14 hereto and except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.23. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of SuperHoldCo or any of its Consolidated Subsidiaries for use in connection with the transactions contemplated hereby or to the Bankruptcy Court in connection with the Credit Documents contains any untrue statement of a material fact or omits to state a material fact (known to SuperHoldCo, Holdings or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by SuperHoldCo, Holdings or Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to SuperHoldCo, Holdings or Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.24. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.25. Location of Material Inventory. As of the date hereof, Schedule 4.25 sets forth all locations in the United States and Canada where the aggregate value of Inventory owned by the Credit Parties exceeds $250,000.

Section 4.26. Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein (or of which Borrower has hereafter been notified by Administrative Agent under Section 2.24) to be an Eligible Account and an item of Eligible Inventory, respectively.

Section 4.27. Post-Audit Asset Dispositions. As of the Closing Date, Borrower and the other Credit Parties have not disposed of assets (other than Inventory sold in the ordinary course of their business) which are set forth in the Inventory Appraisal and which have an aggregate fair market value of more than $250,000.

Section 4.28. Collateral Documents.

(a) The Interim Order (or the Final Order, when applicable) is effective to create in favor of Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Collateral and upon entry of the Interim Order (or the Final Order, when applicable), the Lien created by the applicable Order shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral, subject to no Liens other than the Permitted Collateral Liens and the Specified Prepetition Liens.

(b) In addition, the Pledge and Security Agreement and each other Collateral Document delivered pursuant to Section 5.11 will, upon execution and delivery thereof and upon entry into the Interim Order (or the Final Order, when applicable), be effective to create in favor of Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and First Priority Lien on all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4 to the Perfection Certificate and (ii) upon the taking of possession or control by Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control under the UCC (which possession or control shall be given to Administrative Agent to the extent possession or control by Administrative Agent is required by each Pledge and Security Agreement), the Lien created by the Pledge and Security Agreement shall constitute under the UCC a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral (other than (A) the Intellectual Property (as defined in the Pledge and Security Agreement) and (B) such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens and Specified Prepetition Liens.

(c) When the actions set forth in subsection (b)(i) above are taken, and when the Pledge and Security Agreement or a short form thereof is properly filed or recorded in the United States Patent and Trademark Office and the United States Copyright Office, the Lien created by such Pledge and Security Agreement shall constitute under the UCC a fully perfected First Priority Lien (subject in the case of priority only to Permitted Collateral Liens and Specified Prepetition Liens) on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in such Pledge and Security Agreement), in each case subject to no Liens other than Permitted Collateral Liens and Specified Prepetition Liens.

Section 4.29. Holding Companies.

(a) Holdings does not (i) engage in any trade or business, (ii) own any assets (other than Capital Stock of Borrower which is pledged to Administrative Agent on the Closing Date) nor (iii) have any Indebtedness (other than for the Prepetition Holdings PIK Notes, intercompany Indebtedness with other Credit Parties and the guarantee obligations with respect to this Agreement) in an aggregate amount that exceeds $50,000.

(b) SuperHoldCo does not (i) engage in any trade or business, (ii) own any assets (other than Capital Stock of Holdings which is pledged to Administrative Agent on the Closing Date) nor (iii) have any Indebtedness (other than for the Prepetition SuperHoldCo PIK Notes, intercompany Indebtedness with other Credit Parties and the guarantee obligations with respect to this Agreement) in an aggregate amount that exceeds $50,000.

Section 4.30. Common Enterprise. SuperHoldCo is the direct and beneficial owner and holder of all of the issued and outstanding shares of stock or other Equity Interests in Holdings. Holdings is the direct or indirect and beneficial owner and holder of all of the issued and outstanding shares of stock or other Equity Interests in Borrower and the other Borrowing Base Guarantors. Borrower and the Borrowing Base Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrower and the Borrowing Base Guarantors share a substantial identity of interests such that any benefit received by any one of them benefits the others. Borrower and certain Borrowing Base Guarantors render services to or for the benefit of Borrower and/or the other Borrowing Base Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of Borrower and the Borrowing Base Guarantors (including, inter alia, the payment by Borrower and the Borrowing Base Guarantors of creditors of Borrower and the Borrowing Base Guarantors and guarantees by Borrower and the Borrowing Base Guarantors of indebtedness of Borrower and the Borrowing Base Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of Borrower and the Borrowing Base Guarantors). Borrower and the Borrowing Base Guarantors have centralized accounting and common officers and are in certain circumstances identified to creditors as a single economic and business enterprise.

Section 4.31. Senior Debt and Designated Senior Debt. This Agreement, the Credit Facilities and all present and future Obligations constitute the “Credit Agreements”, “Credit Facilities”, “Senior Debt” and “Designated Senior Debt” under and as such terms are defined in the Specified Prepetition Indebtedness Documents. Without limiting the foregoing, all present and future Obligations are hereby designated as “Senior Debt” and “Designated Senior Debt” in each case as such terms are used in the Specified Prepetition Indebtedness Documents.

Section 4.32. The Orders. On the date of the making of the Term Loans or the Permitted Closing Date Revolving Credit Extensions, the Interim Order will have been entered and will not have been (i) vacated, reversed or stayed or (ii) amended or modified except as agreed in writing by Administrative Agent in its sole discretion and as reasonably acceptable to the Lead Arrangers. On the date of the making of any Loan or the issuance of any Letter of Credit, the Interim Order (or the Final Order, when applicable) shall have been entered and shall not have been (i) vacated, reversed or stayed or (ii) amended or modified as agreed in writing by Administrative Agent in its sole discretion and as reasonably acceptable to the Lead Arrangers. Upon the maturity (whether by the acceleration or otherwise) of any of the obligations of the Credit Parties hereunder and under the other Credit Documents, the Lenders shall, subject to the provisions of Section 8.01 and the Orders, be entitled to immediate payment of such obligations, and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

ARTICLE 5

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Credit Agreement Obligations and cancellation or expiration or cash collateralization of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Article 5.

Section 5.01. Financial Statements and Other Reports. SuperHoldCo will deliver to Administrative Agent and Lenders:

(a) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month, the consolidated balance sheet of SuperHoldCo and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of SuperHoldCo and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (beginning in the case of such comparative analysis, with the monthly statements for August 2012) and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days (or such shorter period in which Holdings or Borrower may at its option have filed its Quarterly Reports on Form 10-Q) after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of SuperHoldCo and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of SuperHoldCo and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case (beginning with the Fiscal Quarter ending September 30, 2011) in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 120 days (or such shorter period in which Holdings or Borrower may at its option have filed its Annual Reports on Form 10-K) after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of SuperHoldCo and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of SuperHoldCo and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the

Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto (it being understood and agreed that internally-generated annual financial statements shall also be provided within 60 days after the end of the applicable Fiscal Year); and (ii) with respect to such consolidated financial statements a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by SuperHoldCo, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as scope of audit or other material qualification or exception, other than a “going concern qualification” with respect to the Cases or the CCAA Process, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of SuperHoldCo and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.08 and (2) whether, in connection with their audit examination, any condition or event that constitutes a Default or an Event of Default under Section 6.08 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof;

(d) Compliance Certificate and Canadian Subsidiary Adjustments. Together with each delivery of consolidated financial statements of SuperHoldCo and its Subsidiaries pursuant to Sections 5.01(a), 5.01(b) and 5.01(c), (i) a duly executed and completed Compliance Certificate and (ii) so long as the Canadian Subsidiary is included in such consolidated financial statements, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of the Canadian Subsidiary from such consolidated financial statements;

(e) 13-Week Forecasts. Borrower shall deliver to Administrative Agent, in a form reasonably satisfactory to Administrative Agent substantially in the form of Exhibit K hereto:

(i) On the Closing Date and the last Friday of each calendar month (or, to the extent such last Friday is not a Business Day, the next Business Day thereafter), a 13-week forecast (each a “13-Week Forecast”) of cash receipts, disbursements, net cash flow, Eligible Accounts, Eligible Inventory, payable float, loan balances, Revolver Excess Availability and Facility Excess Availability for the immediately following consecutive 13 weeks, set forth on a weekly basis. Each 13-Week Forecast will include the anticipated uses of the Loans or Letters of Credit for such period.

(ii) Beginning two weeks following the Closing Date, Borrower shall deliver to Administrative Agent a weekly 13-Week Forecast variance report on Friday of each week for any prior weeks included in the latest 13-Week Forecast delivered pursuant to clause (i) above (A) showing, for each week, actual results for the following items: (1) net cash flow, (2) Revolver Excess Availability and Facility Excess Availability and (3) loan balance, noting therein cumulative variances from values set forth for such week in the relevant 13-Week Forecast and (B) an explanation for all material variances, certified by a financial officer of Borrower;

(f) Notice of Default. Promptly upon any Senior Officer of SuperHoldCo, Holdings or Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to SuperHoldCo, Holdings or Borrower with respect thereto; (ii) that any Person has given any notice to SuperHoldCo or any of its Restricted Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any Senior Officer of SuperHoldCo, Holdings or Borrower obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to SuperHoldCo, Holdings or Borrower to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the

Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) promptly upon becoming aware of the receipt by SuperHoldCo or its Consolidated Subsidiaries of any notice from the PBGC which could reasonably be interpreted as an indication of the intention of the PBGC to commence a process or take an action which could reasonably be expected to result in the termination of any Pension Plan or otherwise trigger accelerated funding obligations or termination liabilities for SuperHoldCo or any of its Consolidated Subsidiaries with respect to any such plans, a written notice and description of such notice from the PBGC; and (iii) with reasonable promptness after receipt of a written request from Administrative Agent, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by SuperHoldCo, any of its Consolidated Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (A) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of SuperHoldCo and its Consolidated Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (B) forecasted consolidated statements of income and cash flows of SuperHoldCo and its Consolidated Subsidiaries for each month of the current Fiscal Year and each Fiscal Quarter for the immediately succeeding Fiscal Year, (C) forecasts demonstrating the projected compliance with the requirements of Section 6.08 for the current and immediately succeeding Fiscal Year and (D) forecasts demonstrating the liquidity of SuperHoldCo and its Consolidated Subsidiaries for the current and immediately succeeding Fiscal Year without giving effect to any additional debt or equity offerings not reflected in the Projections, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Administrative Agent;

(j) Insurance Report. Once per year, as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by SuperHoldCo and its Restricted Subsidiaries and all material insurance coverage planned to be maintained by

SuperHoldCo and its Restricted Subsidiaries in the immediately succeeding Fiscal Year;

(k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the Board of Directors of SuperHoldCo, Holdings or Borrower;

(l) Notice Regarding Material Contracts. Together with the delivery of the financial statements pursuant to Section 5.01(b) and 5.01(c) notice of (i) any Material Contract by SuperHoldCo or any of its Restricted Subsidiaries that is terminated or amended in a manner that could reasonably be expected to have a Material Adverse Effect or (ii) any new Material Contract that is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by SuperHoldCo or its applicable Restricted Subsidiary with the intent of avoiding compliance with this Section 5.01(l)), and an explanation of any actions being taken with respect thereto;

(m) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of SuperHoldCo or its Consolidated Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under paragraph (b) and thirty (30) days after the end of each calendar year, an Officer’s Certificate (i) setting forth any changes to the information required pursuant to the Perfection Certificate and any Perfection Certificate Supplements delivered after the Closing Date or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.01(n);

(o) Other Information. (i) Promptly upon their becoming available, copies or notification of the electronic posting through any electronic system, including EDGAR or any other Internet or extranet-based site, of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (C) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (ii) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(p) Delivery of Information. Documents required to be delivered pursuant to Section 5.01 may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents or provides a link thereto on Borrower’s website on the Internet at the website address listed on Appendix B; or (ii) on which such documents are posted on Borrower’s behalf on IntraLinks/IntraAgency or another relevant website or other information platform (the “Platform”), if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided, however, that: (x) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (y) Borrower shall notify (which may be by facsimile or electronic mail) Administrative Agent and each Lender of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02 . Existence. Except as otherwise permitted under Section 6.09, each Credit Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect (a) its existence and (b) all rights and franchises, licenses and permits material to its business, except in the case of clause (b) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay its post-petition Indebtedness and other obligations, including all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than SuperHoldCo or any of its Subsidiaries).

Section 5.04. Maintenance of Properties. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of SuperHoldCo and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, all subject to and in accordance with its usual custom and practice and provided that nothing herein shall be deemed to restrict any Credit Party or any of its Restricted Subsidiaries from carrying out alterations and improvements to, or changing the use of, any assets in the ordinary course.

Section 5.05. Insurance. SuperHoldCo will maintain or cause to be maintained, with financially sound and reputable insurers such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of SuperHoldCo and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses (and, with respect to the Collateral, otherwise maintain all insurance coverage required under each applicable Collateral Document), in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall (a) name Administrative Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each property insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to Administrative Agent of any modification or cancellation of such policy (or 10 days in the event of cancellation for nonpayment of applicable premiums) and waiver of subrogation in favor of Administrative Agent, on behalf of the Lenders, of any claim of the applicable insurance company with respect to payments made under such policy.

Section 5.06. Maintaining Records; Access to Properties and Inspections. Each Credit Party will keep proper books of record and account in which full, true and correct entries in conformity (in all material respects) with GAAP and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities are made of all dealings and transactions in relation to its business and activities. Each Credit Party will keep proper records of intercompany accounts with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by Borrower from swept deposit accounts of the other Credit Parties). Each Credit Party will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. The Credit Parties shall have no obligation to disclose materials that are protected by attorney-client privilege and materials the disclosure of which would violate confidentiality obligations of such Credit Party.

Section 5.07. [Reserved].

Section 5.08. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Consolidated Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09. Environmental.

(a) Environmental Disclosure.

(i) Promptly upon the occurrence of SuperHoldCo’s or any of its Consolidated Subsidiaries’ obtaining knowledge thereof, SuperHoldCo shall deliver to Administrative Agent and Lenders written notice describing in reasonable detail (A) any Release that could reasonably be expected to require a Remedial Action or give rise to Environmental Claims resulting in SuperHoldCo or its Consolidated Subsidiaries incurring liability or expenses in excess of $3,000,000, (B) any Remedial Action taken by SuperHoldCo, its Consolidated Subsidiaries or any other Person in response to any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims resulting in liability of SuperHoldCo or its Consolidated Subsidiaries in excess of $3,000,000, (C) any Environmental Claims (including any requests for information by a Governmental

Authority) that could reasonably be expected to result in liability of SuperHoldCo or its Consolidated Subsidiaries in excess of $3,000,000, and (D) SuperHoldCo’s or its Consolidated Subsidiaries’ discovery of any occurrence or condition at any Facility, or on any real property adjoining or in the vicinity of any Facility, that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(ii) SuperHoldCo shall submit to Administrative Agent semi-annually at the time of the delivery of the quarterly financial statements delivered pursuant to Section 5.01 for each Fiscal Quarter ending in June of each Fiscal Year and at the time of the delivery of the annual financial statements delivered pursuant to Section 5.01 for each Fiscal Year, a written report on the status of (A) any non-compliance with Environmental Law, (B) any pending or threatened Environmental Claim, and (C) any Remedial Action that, in each case, could reasonably be expected to give rise to liability of or expenditures by or on behalf of SuperHoldCo or its Consolidated Subsidiaries of $3,000,000 or more. Such report shall specify in reasonable detail (1) the status of each matter described in the preceding sentence, including any significant developments since the date of the prior report, (2) any material technical reports or material correspondence prepared or received relating to each such matter, (3) the current plan for resolution or completion of each such matter, (4) the anticipated cost to achieve such resolution or completion of each such matter, as applicable. At the request of Administrative Agent, SuperHoldCo shall provide Administrative Agent with copies of all material documents related to such matters that are in its or its Consolidated Subsidiaries’ possession or control. At Administrative Agent’s reasonable written request, SuperHoldCo shall, at its own expense, retain an independent environmental engineer reasonably acceptable to Administrative Agent to evaluate the adequacy of SuperHoldCo’s and its Consolidated Subsidiaries’ actions to correct, cure or contest any such matter. Such environmental engineer shall prepare and deliver to both SuperHoldCo and Administrative Agent, a report setting forth the results of such evaluation, recommendations for further response actions, and an estimate of the costs thereof;

(iii) SuperHoldCo shall deliver to Administrative Agent and Lenders, prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by SuperHoldCo or any of its Consolidated Subsidiaries or Affiliates that could reasonably be expected to expose SuperHoldCo or any of its Consolidated Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by SuperHoldCo or any of its

Consolidated Subsidiaries or Affiliates to modify current operations in a manner that could reasonably be expected to subject SuperHoldCo or any of its Consolidated Subsidiaries to any additional material obligations or requirements under Environmental Laws; and

(iv) SuperHoldCo shall deliver to Administrative Agent and Lenders with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters addressed by this Section 5.09(a).

(b) Hazardous Materials Activities, Etc. SuperHoldCo shall take, and shall cause each of its Consolidated Subsidiaries promptly to take, any reasonable actions necessary to (i) cure any violation of applicable Environmental Laws by SuperHoldCo or its Consolidated Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) make an appropriate response to any Environmental Claim against SuperHoldCo or any of its Consolidated Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) remedy the effect of any Release or other circumstance that could, in the reasonable judgment of SuperHoldCo, give rise to an Environmental Claim.

(c) Right of Access and Inspection.

(i) With respect to any matter disclosed pursuant to Sections 4.14 or 5.09 of this Agreement or that Administrative Agent reasonably believes that there has been a material violation of or material liability with respect to any matter relating to Hazardous Materials Activities, Environmental Claims or Environmental Laws, Administrative Agent and its representatives shall have the right, but not the obligation, at any reasonable time and after reasonable notice, to enter into and observe the condition and operations of the Facilities.

(ii) The exercise of Administrative Agent’s rights under this subsection (c) shall not constitute a waiver of any default by SuperHoldCo or any Consolidated Subsidiary and shall not impose any liability on Administrative Agent or any of the Lenders. In no event will any site visit or observation by Administrative Agent be deemed a representation that Hazardous Materials are or are not present in, on or under any of the Facilities, or that there has been or will be compliance with any Environmental Law and Administrative Agent shall not be deemed to have made any representation or warranty to any Person regarding the truth, accuracy or completeness of any report or findings with regard thereto. Without express written authorization, neither SuperHoldCo nor any other

Person shall be entitled to rely on any site visit, observation or investigation by Administrative Agent. Administrative Agent and the Lenders owe no duty of care to protect SuperHoldCo or any other Person against, or to inform SuperHoldCo or any other party of, any Hazardous Materials or any other adverse condition affecting any of the Facilities. Administrative Agent may in its discretion disclose to SuperHoldCo, or to any other Person if so required by law, any report or findings made as a result of, or in connection with, any site visit, observation or investigation by Administrative Agent. If Administrative Agent is required to disclose any such report or finding to any third party pursuant to law, then Administrative Agent shall provide SuperHoldCo timely written notice of such disclosure and afford SuperHoldCo the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of Administrative Agent to give any such notice or afford SuperHoldCo the opportunity to object or defend against such disclosure shall not result in any liability to Administrative Agent. SuperHoldCo acknowledges that it or its Consolidated Subsidiaries may be obligated to notify relevant Governmental Authorities regarding the results of any site visit, observation or investigation by Administrative Agent and that such reporting requirements are site and fact-specific, and are to be evaluated by SuperHoldCo without advice or assistance from Administrative Agent.

(d) Privileged Documents. If counsel to SuperHoldCo or its Consolidated Subsidiaries reasonably determines that provision to Administrative Agent of a document otherwise required to be provided pursuant to this Section 5.09 would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then SuperHoldCo or its Consolidated Subsidiary shall not be obligated to deliver such document to Administrative Agent but shall provide Administrative Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document. Upon request of Administrative Agent, SuperHoldCo and its Consolidated Subsidiaries shall take all reasonable steps necessary to provide Administrative Agent with the factual information contained in any such privileged document.

Section 5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Borrower after the Closing Date, Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.01(i). With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of Borrower; provided, such written notice shall be deemed to supplement Schedule 4.01 and 4.02 for all purposes hereof.

Section 5.11. Security Interests; Further Assurances. Promptly, upon the reasonable request of any Agent or any Lender, at Borrower’s expense, Borrower shall (i) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as permitted by the applicable Collateral Document; (ii) deliver or cause to be delivered to Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Administrative Agent as Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents; and (iii) upon the exercise by any Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that any Agent or the Lenders may be so required to obtain.

Section 5.12. Miscellaneous Business Covenants. Unless otherwise consented to by Administrative Agent or the Requisite Lenders:

(a) Non-Consolidation. SuperHoldCo will and will cause each of its Consolidated Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (other than such funds of Borrower and the Borrowing Base Guarantors which may be commingled with each other in the ordinary course of their cash management system); and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b) Cash Management Systems. SuperHoldCo and its Restricted Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent (it being agreed that the current cash management system as of the date hereof, including the ACH Letter Agreement, is acceptable).

Section 5.13. Information Regarding Collateral.

(a) Furnish to the Monitoring Agents 15 days prior written notice (in the form of an officer’s certificate), clearly describing any of the following changes (i) in any Credit Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Credit Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral having a value in excess of $250,000 owned by it is located (including the establishment of any such new office or facility), (iii) in any Credit Party’s identity or corporate structure, (iv) in any Credit Party’s Federal Taxpayer Identification Number or (v) in any Credit Party’s jurisdiction of organization. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest under the UCC in all the Collateral. Borrower agrees to provide to any Monitoring Agent such other information in connection with such changes as such Monitoring Agent may reasonably request. Borrower also agrees promptly to notify the Monitoring Agents if any material portion of the Collateral is damaged or destroyed or taken by condemnation or other eminent domain proceeding.

(b) Each year, at the time of delivery of the Officer’s Certificate pursuant to Section 5.01(n), deliver to the Monitoring Agents a copy of such Officer’s Certificate and any attachments thereto.

Section 5.14. Borrowing Base-Related Reports. Borrower shall deliver or cause to be delivered (at the expense of Borrower) to the Monitoring Agents the following:

(a) (i) on a semi-monthly basis and (ii) immediately, if at any time Borrower becomes aware that the Borrowing Base, assuming it was calculated at such times is less than 85% of the Borrowing Base as calculated in the most recently delivered Borrowing Base Certificate (or in the event that a Cash Dominion Trigger Event shall have occurred and be continuing, no less frequently than three (3) Business Days after the end of each week), a Borrowing Base Certificate from Borrower accompanied by such supporting detail and documentation as shall be reasonably satisfactory to Administrative Agent in its Permitted Discretion;

(b) upon request by Administrative Agent, and in no event less frequently than 20 days after the end of each month, (i) a monthly trial balance showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be reasonably satisfactory to Administrative Agent in its Permitted Discretion and (ii) a summary of Inventory by location and type accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its Permitted Discretion (in each case, together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date);

(c) on the date any Borrowing Base Certificate is delivered pursuant to Section 5.14(a), a Collateral Amount Certificate for the prior month, accompanied by such supporting detail and documentation as shall be reasonably satisfactory to Administrative Agent in its Permitted Discretion;

(d) at the time of delivery of each of the financial statements delivered pursuant to Sections 5.01(a) and 5.01(b), a reconciliation of the Accounts trial balance and quarter-end Inventory reports of Borrower and Borrowing Base Guarantors to the general ledger of such Credit Party, in each case, accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its Permitted Discretion;

(e) upon the request of any Monitoring Agent, a general description of fixed assets owned by the Credit Parties which have been disposed of since the date of the most recent Inventory Appraisal conducted pursuant to Section 5.14(g) and the aggregate book value thereof;

(f) together with the delivery of the Compliance Certificate delivered with the financial statements for each Fiscal Quarter pursuant to Section 5.01(b), a list of any applications for the registration of any patent, trademark or copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Credit Party has filed in the prior fiscal quarter;

(g) field examinations and Inventory Appraisals to be conducted, in each case, at Borrower’s expense, two times per annum, or, following the occurrence and during the continuation of an Event of Default, more frequently at any Co-Collateral Agent’s reasonable request, by an auditor or outside appraisal firm (or in the case of field examinations, by any Co-Collateral Agent), and in form, scope and substance, reasonably satisfactory to the Co-Collateral Agents and Administrative Agent; and

(h) such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Credit Parties or the Collateral Amount as any Monitoring Agent shall from time to time request in its Permitted Discretion.

The delivery of each certificate and report or any other information delivered pursuant to this Section 5.14 shall constitute a representation and warranty by Borrower that the statements and information contained therein are true and correct in all material respects on and as of such date.

Section 5.15. Credit Rating. Borrower shall use commercially reasonable efforts to obtain a credit rating for the Revolving Facility and the Term Facility from each of S&P and Moody’s by the entry date of the Final Order or as soon as possible thereafter.

Section 5.16. Final Order. Not later than the earlier of (i) the expiration of the Interim Order and (ii) 45 days after the entry of the Interim Order, the Final Order shall have been entered by the Bankruptcy Court and shall be in full force and effect and shall not have been (A) vacated, stayed or reversed or (B) modified or amended except as otherwise agreed to in writing by the Administrative Agent in its sole discretion and as reasonably acceptable to the Lead Arrangers.

Section 5.17. Advisory Firm. Borrower shall provide Administrative Agent with reasonable access to Lazard Ltd. or any replacement or successor financial advisory firm retained by Borrower or any of the other Credit Parties.

Section 5.18. Carve Out Account. Upon the occurrence of a Cash Dominion Trigger Event, Borrower shall transfer from its concentration account to a segregated account not subject to the control of Administrative Agent (the “Carve Out Account”) an amount equal to the Carve Out Cap; provided that, immediately upon receipt by Borrower of a Dominion Cancellation Notice from Administrative Agent, Borrower shall transfer all funds on deposit in such segregated account to its concentration account. Proceeds on deposit in the Carve Out Account shall be available only to satisfy obligations benefitting from the Carve Out. It is understood and agreed that Administrative Agent, the Co-Collateral Agents and the Lenders (x) shall not sweep or foreclose on cash of Borrower necessary to fund the Carve Out Account and (y) shall have a security interest in any residual interest in the Carve Out Account, if any, after the payment in full of all the fees and expenses and other obligations benefiting from the Carve Out.

Section 5.19. Post-Closing Collateral Documents.

(a) Prior to the entry of the Final Order, the Credit Parties shall have executed and delivered to Administrative Agent the Pledge and Security Agreement.

(b) Prior to the entry of the Final Order (or such later date as agreed by Administrative Agent in its reasonable discretion), the Credit Parties shall have executed and delivered to Administrative Agent each Collateral Document (other than the Pledge and Security Agreement or any mortgages) reasonably requested by Administrative Agent in form and substance reasonably satisfactory to Administrative Agent.

(c) Within forty-five days after the Closing Date (or such later date as agreed by Administrative Agent in its reasonable discretion), each applicable Credit Party shall enter into and deliver to Administrative Agent a Deposit Account Control Agreement with respect to each Blocked Account, duly executed by each party thereto.

ARTICLE 6

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Credit Agreement Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Article 6.

Section 6.01. Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) (i) Indebtedness of any Guarantor Subsidiary to Borrower or to any other Guarantor Subsidiary, or of Borrower to any Guarantor Subsidiary; (ii) Indebtedness of any Restricted Subsidiary of Borrower that is not a Guarantor to SuperHoldCo, Holdings or Borrower or any Restricted Subsidiary of SuperHoldCo in aggregate principal amount that, together with Indebtedness under the proviso of Section 6.01(f) and other Investments permitted by Section 6.07(b)(iii), does not exceed $10,000,000 at any time; and (iii) Indebtedness of SuperHoldCo, Holdings or Borrower or any Guarantor Subsidiary to any Restricted Subsidiary of SuperHoldCo that is not a Guarantor; provided, (A) to the extent requested by Administrative Agent, all such Indebtedness shall be evidenced by an Intercompany Note and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement (except to the extent that the Indebtedness is owed to a Foreign Restricted Subsidiary), (B) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of Section 7.07 of this Agreement (or, if applicable, the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent), and (C) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor Subsidiary to Borrower or to any of its Restricted Subsidiaries for whose benefit such payment is made;

(c) (i) Indebtedness incurred by Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with any acquisition or disposition entered into or consummated prior to the Closing Date or permitted dispositions of any business, assets or Subsidiary of SuperHoldCo or any of its Restricted Subsidiaries; and (ii) Indebtedness of Borrower and/or its Restricted Subsidiaries which may be deemed to exist pursuant to any guaranties, performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business;

(d) Indebtedness of Borrower and/or its Restricted Subsidiaries in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(e) guaranties of Borrower and/or its Restricted Subsidiaries in the ordinary course of business of (i) the obligations owed to suppliers, customers, franchisees and licensees of SuperHoldCo and its Restricted Subsidiaries and (ii) the obligations with respect to workers’ compensation liabilities of its Restricted Subsidiaries;

(f) guaranties by Borrower of Indebtedness of a Restricted Subsidiary or guaranties by a Restricted Subsidiary of Borrower of Indebtedness of Borrower or a Restricted Subsidiary, in each case, with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided, that the aggregate amount of Indebtedness of Restricted Subsidiaries of Borrower that are not Guarantors which has been guaranteed by Borrower or any Guarantor Subsidiary, together with Indebtedness under clause (b)(ii) and Investments permitted by Section 6.07(b)(iii), shall not exceed $10,000,000 at any time;

(g) Indebtedness existing on the Closing Date and set forth on Schedule 6.01;

(h) Indebtedness with respect to Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed at any time $10,000,000; provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 95% of the aggregate consideration paid with respect to such asset;

(i) Indebtedness under any Hedge Agreements entered into in the ordinary course of business and not for speculative purposes; provided that any

Hedge Agreement that could result in any uncovered short positions with respect to commodities shall not be permitted pursuant to this clause (i);

(j) obligations on account of non-current accounts payable which the applicable Credit Party is contesting in good faith and by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP;

(k) the incurrence by any Foreign Restricted Subsidiary of SuperHoldCo of Indebtedness owing to Persons other than SuperHoldCo and any of its Restricted Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed the sum of $5,000,000;

(l) any extensions, renewals, refinancings or replacements of such Indebtedness described in subsection (g) or (h) of this Section 6.01 (subject to any limitations set forth in such subsections) or described in this subsection (l) (subject to any limitations set forth above in the subsections under which the original Indebtedness previously so extended, renewed, refinanced or replaced pursuant to this subsection (l) was permitted), including renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, provided that such refinancings and extensions of any such Indebtedness shall be permitted only so long as the covenants, events of default, subordination and terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided further, such Indebtedness permitted under this subsection shall not (x) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced or (y) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, original issue discount with respect to such new Indebtedness, accrued cash interest payable thereon, capitalized interest permitted or required to be paid thereunder, premium (if any) thereon, other reasonable amounts necessary to accomplish such extension, renewal or refinancing, and reasonable fees and expenses incurred in connection therewith;

(m) other Indebtedness of Borrower and its Restricted Subsidiaries (other than Foreign Restricted Subsidiaries), in an aggregate amount not to exceed at any time $10,000,000; and

(n) guaranties by SuperHoldCo of Indebtedness of Borrower and its Restricted Subsidiaries in an aggregate amount, together with the guaranties permitted by clause (f), Indebtedness under clause (b)(ii) and Investments permitted by Section 6.07(b)(iii), not to exceed $10,000,000 at any time.

Section 6.02. Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of SuperHoldCo or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or province or under any similar recording or notice statute, except:

(a) Liens in favor of Administrative Agent for the benefit of Secured Parties granted pursuant to any Credit Document and the Orders;

(b) Liens for Taxes that are not yet required to be paid pursuant to Section 5.03;

(c) statutory Liens of landlords, carriers, warehousemen, suppliers, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) Any state of facts an accurate survey would disclose, public and private roads, timber cutting and hauling contracts, timber sales contracts, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-ways or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any real property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes or minor defects or irregularities in title, in each case which, individually or in the aggregate, do not and will not materially adversely affect the value of the subject property or interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real or personal property which is not a Capital Lease and any leases or subleases granted by Borrower or any of its Restricted Subsidiaries in the ordinary course of their respective businesses that are not otherwise prohibited by this Agreement and not interfering in any material respect with the business of Borrower or such Restricted Subsidiary;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h) Liens in favor of customs and revenue authorities or freight handlers or forwarders to secure payment of customs duties in connection with the importation of goods;

(i) any zoning or similar law or right reserved to or vested in any Governmental Authority;

(j) licenses and sublicenses of patents, trademarks and other intellectual property rights granted by SuperHoldCo or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower or such Restricted Subsidiary;

(k) Liens existing on the Closing Date and described in Schedule 6.02;

(l) Liens securing Indebtedness permitted pursuant to Section 6.01(j); provided, any such Lien shall encumber only the asset acquired, constructed or improved with the proceeds of such Indebtedness;

(m) any attachment or judgment Lien not constituting an Event of Default under Section 8.01(n) so long as the enforcement of any such Lien on any Collateral is stayed;

(n) customary security deposits under operating leases in the ordinary course of business;

(o) customary rights of set off, bankers’ lien, refund or charge back under deposit agreements, the UCC or common law of banks or other financial institutions where Borrower or any of its Restricted Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(p) Liens to secure Indebtedness permitted by Section 6.01(k); provided that such Liens shall be limited solely to the assets of the Foreign Restricted Subsidiary obligated with respect to such Indebtedness;

(q) Liens in favor of SuperHoldCo or any Restricted Subsidiary; provided that any such Liens shall be expressly subordinate to the Liens securing the Obligations hereunder;

(r) Customary rights of first refusal, “tag-along” and “drag-along” rights, and put and call arrangements under Joint Venture agreements; and

(s) other Liens on assets other than the First Lien Collateral securing Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding.

Section 6.03. Equitable Lien. If any Credit Party or any of its Restricted Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

Section 6.04. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions set forth in the Specified Prepetition Indebtedness Documents and in the documents governing other existing Indebtedness as set forth on Schedule 6.04 and (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Credit Party nor any of its Restricted Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.05. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) in accordance with and subject to the restrictions set forth in Section 2.28, so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrower may make any payments authorized by the Orders;

(b) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrower may make Restricted Junior Payments to Holdings and Holdings may make Restricted Junior Payments to SuperHoldCo in an aggregate amount not to exceed $2,500,000 in any Fiscal Year, to the extent necessary to permit Holdings and SuperHoldCo to pay general administrative costs and expenses, and out-of-pocket legal, accounting, filing and other general corporate overhead costs (including any costs, fees and expenses related to the Cases), so long as Holdings or SuperHoldCo, as the case may be, applies the amount of any such Restricted Junior Payment for such purpose;

(c) Restricted Subsidiaries of Borrower may make Restricted Junior Payments (i) to Borrower or to any parent entity of such Restricted Subsidiary which is a Restricted Subsidiary and (ii) on a pro rata basis to the other equity holders of such Restricted Subsidiary;

(d) for so long as Borrower, Holdings or SuperHoldCo is a member of a group filing a consolidated or combined tax return with any direct or indirect parent of Borrower, Holdings or SuperHoldCo, Borrower, Holdings and SuperHoldCo may make payments to such direct or indirect parent in respect of an allocable portion of the tax liabilities of such group that is attributable to SuperHoldCo, Holdings or Borrower, as the case may be, and its Consolidated Subsidiaries (“Tax Payments”) and to pay franchise or similar taxes and fees of such direct or indirect parent required to maintain such direct or indirect parent’s corporate existence; provided that such Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that SuperHoldCo, Holdings or Borrower, as the case may be, would owe if it were filing a separate tax return (or a separate consolidated or combined return with its Consolidated Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of SuperHoldCo, Holdings or Borrower, as the case may be, and such Consolidated Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the direct or indirect parent actually owes to the appropriate taxing authority; provided further that any Tax Payments received from SuperHoldCo, Holdings or Borrower shall be paid over to the appropriate taxing authority within 60 days of the direct or indirect parent’s receipt of such Tax Payments or refunded to SuperHoldCo, Holdings or Borrower, as the case may be; and

(e) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the redemption, repurchase or other acquisition for value of any Capital Stock of any Restricted Subsidiary that is held by a Person that is not an Affiliate of Borrower to the extent required to satisfy applicable laws, rules or regulations; provided that the consideration for such redemption, repurchase or other acquisition shall not exceed $2,000,000 during the term of this Agreement.

Notwithstanding anything herein to the contrary, no Credit Party shall make any Restricted Junior Payment described in clause (iv) of such definition at any time.

Section 6.06. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by Borrower or any other Restricted Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Borrower or any other Restricted Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Restricted Subsidiary of Borrower, or (d) transfer any of its property or assets to Borrower or any other Restricted Subsidiary of Borrower, other than restrictions (i) existing under this Agreement, (ii) [reserved], (iii) in agreements evidencing Indebtedness permitted by Section 6.01(h) that impose restrictions on the property so acquired, (iv) in agreements evidencing Indebtedness permitted by Section 6.01(k) that impose restrictions on the Foreign Restricted Subsidiary obligated on such Indebtedness, (v) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, asset or stock sale agreements, Joint Venture agreements and similar agreements otherwise permitted hereunder, entered into in the ordinary course of business, (vi) in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis, (vii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (viii) [reserved], (ix) in agreements in existence on the Closing Date and set forth on Schedule 6.06, (x) arising under applicable laws, rules, regulations or orders, and (xi) any encumbrance or restriction imposed by any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (ii) through (ix) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of Borrower, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.07. Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents and, in the case of any Restricted Subsidiary of SuperHoldCo organized or operating in any country that is a member of the Organization for Economic Co-operation and Development, Foreign Cash Equivalents with respect to such country;

(b) (i) Investments owned as of the Closing Date in any Subsidiary; (ii) Investments made after the Closing Date in any Wholly-Owned Guarantor Subsidiary, and (iii) Investments made after the Closing Date in any Restricted Subsidiary of Borrower that is not a Guarantor Subsidiary that, together with Indebtedness under Section 6.01(b)(ii) and the proviso of 6.01(f) does not exceed $10,000,000 at any time in the aggregate;

(c) Investments (i) received in satisfaction or partial satisfaction of delinquent accounts and disputes with customers or suppliers of such Person in the ordinary course of business; (ii) acquired as a result of foreclosure of a Lien securing an Investment or the transfer of the assets subject to such Lien in lieu of foreclosure and (iii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of SuperHoldCo and its Restricted Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.01(b);

(e) loans and advances to employees of SuperHoldCo and its Restricted Subsidiaries made in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding and payroll, travel and similar advances to employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) Investments as of the Closing Date and described in Schedule 6.07 and renewals or extensions of any such Investment to the extent not involving any additional Investments other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of this Agreement;

(g) extensions of credit to customers or advances, deposits and payments to or with suppliers, lessors or utilities or for workers’ compensation, in each case, in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Borrower and its Restricted Subsidiaries prepared in accordance with GAAP;

(h) Investments constituting non-Cash consideration received by Borrower or any of its Restricted Subsidiaries in connection with permitted Asset Sales and other sales and dispositions permitted under Section 6.09;

(i) Investments under Hedge Agreements to the extent permitted under Section 6.01;

(j) Investments consisting of loans by Borrower to Holdings or by Holdings to SuperHoldCo for purposes otherwise permitted under Section 6.05 to be distributed to Holdings or SuperHoldCo, as applicable; and

(k) other Investments in an aggregate amount not to exceed at any time $5,000,000.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.05.

Section 6.08. Financial Covenants. (a) Minimum Consolidated Adjusted EBITDA. Borrower shall not have Consolidated Adjusted EBITDA for the most recently ended twelve month period ending on the last day of each month (starting with the month ending December 31, 2011) of less than $275,000,000.

(b) Maximum Consolidated Capital Expenditures. SuperHoldCo shall not, and shall not permit its Restricted Subsidiaries to, make or incur Consolidated Capital Expenditures, during any Fiscal Quarter period ending on the last day thereof set forth below (or in the case of the first period, from the Closing Date through December 31, 2011) to be greater than the amounts set forth opposite such Fiscal Quarter (or period):

Fiscal Quarter Period Ending	Consolidated Capital Expenditures
From Closing Date through December 31, 2011	$40,000,000
March 31, 2012	$25,000,000
June 30, 2012	$25,000,000
September 30, 2012	$25,000,000
December 31, 2012	$25,000,000
March 31, 2013	$25,000,000

; provided, that if the aggregate amount of Consolidated Capital Expenditures for any such period indicated above shall be less than the amount set forth in the table above for such period, then such shortfall may be added to the amount of Consolidated Capital Expenditures permitted in subsequent periods.

(c) Minimum Cash. Borrower shall not permit (i) during any period other than a Dominion Period, Unrestricted Cash of the Credit Parties to be less than $15,000,000 at any time and (ii) during any Dominion Period, the sum of (A) Unrestricted Cash of the Credit Parties, (B) Cash and Cash Equivalents of the Credit Parties subject to Administrative Agent’s full dominion in accordance with Section 9.01(e) (excluding any amounts held in the Collateral Amount Account and the Notes Payment Reserve Account) and (C) the amount, if any, by which Revolver Excess Availability exceeds the Availability Block to be less than $15,000,000 at any time.

Section 6.09. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, supplies, intellectual property, materials and equipment and Capital Expenditures in the ordinary course of business) the business, or all or substantially all of the property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Restricted Subsidiary of Borrower may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person, and any Restricted Subsidiary of SuperHoldCo (other than Holdings and Borrower) which is not a Guarantor Subsidiary may be merged with or into any Wholly Owned Restricted Subsidiary which is not a Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions to any Wholly Owned Restricted Subsidiary which is not a Guarantor Subsidiary;

(b) sales, leases, licenses or other dispositions of assets that do not constitute Asset Sales and sales or other dispositions of equipment that is obsolete, worn-out, condemned or no longer used or useful in the business of SuperHoldCo,

Holdings, Borrower or any of its Restricted Subsidiaries and other assets set forth on Schedule 6.09;

(c) Asset Sales by Borrower or any of its Restricted Subsidiaries, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) do not exceed $25,000,000 in the aggregate for all such Asset Sales from and after the Closing Date; provided that (i) after giving effect to such Asset Sale (and after giving effect to any Credit Extension or any prepayment or cash collateralization of the Obligations on the date of such Asset Sale), (A) the Total Utilization of Revolving Commitments shall not exceed an amount equal to (x) the lesser of the Revolving Commitments and the Borrowing Base then in effect, minus, (y) the Availability Block; and (B) the Aggregate Credit Exposure shall not exceed the amount equal to the lesser of (1) the Collateral Amount minus the Availability Block, and (2) the aggregate amount authorized by the Interim Order or the Final Order, as applicable, (ii) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (iii) no less than 80% thereof shall be paid in Cash, and (iv) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14;

(d) Investments made in accordance with Section 6.07; and

(e) prior to receipt of notice from Administrative Agent given after the occurrence of an Event of Default, the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business consistent with past practice.

Section 6.10. Disposal Of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.09, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Consolidated Subsidiaries, except to qualify directors if required by applicable law and except for Permitted Collateral Liens; or (b) permit any of its Restricted Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Consolidated Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law and except for Permitted Collateral Liens.

Section 6.11. Sales And Lease Backs. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed) having a fair market value in excess of $5,000,000 in the aggregate for all such property subjected to any lease described in this Section, whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than any other Credit Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than any other Credit Party) in connection with such lease.

Section 6.12. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of SuperHoldCo or any of its Restricted Subsidiaries, on terms that are less favorable to SuperHoldCo or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of SuperHoldCo and its Restricted Subsidiaries; (c) compensation arrangements for officers and other employees of SuperHoldCo and its Restricted Subsidiaries entered into in the ordinary course of business; (d) transactions existing on the Closing Date and described in Schedule 6.12; (e) transactions between SuperHoldCo or Holdings and such Affiliates that are expressly permitted by Sections 6.05 or 6.07; (f) the Canadian Transition Services Agreement; and (g) payments by the Credit Parties of the reasonable out-of-pocket costs and expenses of the Sponsor incurred in connection with, and solely attributable to, the provision by the Sponsor’s employees of general operations and management, risk management, human resources, sales and marketing, information technology, advisory and other services to SuperHoldCo, the Credit Parties and their Consolidated Subsidiaries consistent with past practices (including, for the avoidance of doubt, with respect to hourly rates and aggregate expenditures to such employees).

Section 6.13. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Consolidated Subsidiaries to, engage in any business other than a Permitted Business.

Section 6.14. Permitted Activities of Holding Companies. Neither SuperHoldCo nor Holdings shall (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Specified Prepetition Indebtedness; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.02; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of Borrower (in the case of Holdings) and Holdings (in the case of SuperHoldCo), (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Specified Prepetition Indebtedness; and (iii) making Restricted Junior Payments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person (other than a merger or consolidation of Holdings with SuperHoldCo so long the survivor of such merger or consolidation (x) shall be in compliance with this Section 6.14, and (y) if such survivor is SuperHoldCo, it shall expressly agree to be bound by the terms and provisions of this Agreement, including the restrictions set forth in this Section 6.14 as if it were Holdings, and expressly agree in writing to assume all of the obligations of Holdings under this Agreement and the other Credit Documents, including the pledge of 100% of the Capital Stock of Borrower pursuant thereto); (e) sell or otherwise dispose of any Capital Stock of any of its Consolidated Subsidiaries except as permitted under Section 6.09; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 6.15. Amendments or Waivers of Certain Agreements. No Credit Party shall nor shall it permit any of its Restricted Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Specified Prepetition Indebtedness Document or the Canadian Transition Services Agreement after the Closing Date if the effect of such amendment, restatement, supplement, modification or waiver would be adverse to any Credit Party or Lender without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 6.16. Fiscal Year. No Credit Party shall, nor shall it permit any of its Consolidated Subsidiaries to change its Fiscal Year end from December 31.

Section 6.17. Use of Proceeds. No Credit Party shall, nor shall it permit any of its Subsidiaries to use the proceeds of the Credit Facilities other than in accordance with the terms of Section 2.06.

Section 6.18. Other Superpriority Claims. Borrower shall not, and shall not permit any other Credit Party or any other Restricted Subsidiary to, incur, create, assume, suffer to exist or permit any other Superpriority Claim which is pari passu with or senior to the claims of Administrative Agent and the Lenders against the Credit Parties hereunder, except for the Carve Out.

ARTICLE 7

GUARANTY

Section 7.01. Guaranty of the Obligations. Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (collectively, the “Guaranteed Obligations”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if the obligations of any Guarantor under this Section 7.01 would, in any action or proceeding involving any state or provincial corporate law, or any state, provincial, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, otherwise be held or determined to be subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of a state, provincial or foreign law on account of the amount of its liability under this Section 7.01, then the amount of such liability shall, without further action by such Guarantor, or any Credit Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

Section 7.02. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of a state, provincial or foreign law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.02), minus (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each U.S. Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03. Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest accruing during the pendency of the Cases, regardless of whether allowed or allowable in such proceedings) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of SuperHoldCo or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. Notwithstanding the foregoing, to the extent that any Guarantor makes a payment under Section 7.01 and also is obligated to Borrower or any Contributing Guarantor on any Account or other Indebtedness of Borrower or any Guarantor and Administrative Agent holds the first Lien with respect to such

Account or other Indebtedness, the Guarantor making such payment shall be entitled to offset and reduce the amount of such intercompany Indebtedness on a dollar-for-dollar basis up to the amount of its payment, notwithstanding the fact that such intercompany Indebtedness may represent Collateral hereunder.

Section 7.08. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 7.11. Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within three (3) Business Days after the date due; or

(b) (i) Failure of any Credit Party or any of their respective Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of post-petition Indebtedness (other than Indebtedness referred to in Section 8.01(a)) with an aggregate principal amount of $5,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (A) one or more items of post-petition Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of post-petition Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) (i) Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.06 or Section 5.02(a); (ii) failure of any Credit Party to perform or comply with any term or condition contained in Section 5.01(f) or Article 6, or (iii) failure of any Credit Party to perform or comply with any term or condition contained in Section 5.01(e) or Section 5.14 and such failure shall not have been remedied, cured, reversed or waived within five (5) days after the earlier of (A) receipt by Borrower of written notice from Administrative Agent or the Requisite Lenders of such failure or (B) a Senior Officer having knowledge of such failure; provided, that the Credit Parties may not remedy, cure, reverse or waive such failure if such failure was made intentionally with the knowledge by any Senior Officer that such failure was prohibited at the time thereof; or

(d) Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Consolidated

Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) a Senior Officer having knowledge of such default or (ii) receipt by Borrower of notice from Administrative Agent or the Requisite Lenders of such default; or

(f) Any material suspension by a Credit Party of operation of its business (other than (i) suspensions in the ordinary course of business, including, without limitation, mill downtime consistent with past practices, including, without limitation, market and maintenance related downtime and (ii) suspension of operations of the Canadian Subsidiary); or

(g) Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Credit Party shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and the order appointing such trustee or examiner shall not be reversed or vacated within 60 days after the entry thereof; or

(h) An order of the Bankruptcy Court shall be entered granting any Superpriority Claim (other than the Carve Out) in any of the Cases which is pari passu with or senior to the claims of the Agents and the Lenders against Borrower or any Credit Party hereunder or any Lien or security interest that is pari passu with or senior to the Liens and security interest securing the Credit Facilities, or any Credit Party takes any action seeking or supporting the grant of any such claim, Lien or security interest, in each case except as expressly permitted hereunder; or

(i) The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of Borrower or any of the Credit Parties which have a value in excess of $5,000,000 in the aggregate or permit other actions that would have a Material Adverse Effect on the Credit Parties or their estates (taken as a whole); or

(j) An order of the Bankruptcy Court shall be entered reversing, staying, vacating or (except as otherwise agreed to in writing by Administrative Agent in its sole discretion and as reasonably acceptable to the Lead Arrangers) otherwise amending, supplementing or modifying the Interim Order or the Final Order; or

(k) Borrower or any Credit Party shall make any Prepetition Payment other than (i) as permitted by the Interim Order or the Final Order, (ii) as otherwise permitted by this Agreement, (iii) as otherwise ordered by the Bankruptcy Court and agreed in writing by Administrative Agent in its sole discretion or (iv) as authorized by the Bankruptcy Court (A) in accordance with “first day” or “second day” orders entered on, before or after the Closing Date or other orders of the Bankruptcy Court entered with the consent of (or non-objection by) Administrative Agent, (B) in connection with the assumption of executory contracts and unexpired leases with the consent of (or non-objection by) Administrative Agent, (C) in respect of accrued payroll and related expenses and employee benefits as of the Petition Date or (D) in respect of other Prepetition Payments in an aggregate amount not to exceed $7,500,000; or

(l) Any Credit Party shall not comply with any terms of the Interim Order or Final Order; or

(m) Any Credit Party shall file a motion seeking or take any action supporting a motion seeking, or the Bankruptcy Court shall enter, an order, authorizing the sale of all or substantially all of the Credit Parties’ assets (unless such order contemplates payment in full in cash of the Obligations upon consummation of such sale, whether pursuant to a plan of reorganization or otherwise); or

(n) One or more post-petition money judgments, writs or warrants of attachment or similar process involving an amount in the aggregate in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(o) Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(p) An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(q) A Change of Control shall occur; or

(r) At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, any Collateral Document (together with the Orders) ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral with a value in the aggregate in excess of $1,000,000 purported to be covered by the Collateral Documents and the Orders with the priority required by the relevant Collateral Document and the Orders, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document, including any assertion of the invalidity of any Lien on the Collateral securing the Obligations, in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(s) Any stipulation shall be entered into by any Credit Party or any order shall be entered by the Bankruptcy Court with respect to the provision of adequate protection to any Person or the use of cash collateral by any Credit Party, in each case that is not satisfactory in form and substance to Administrative Agent in its sole and absolute discretion; or

(t) A requisite majority of the holders of the Prepetition First Lien Notes (or any Person representing such requisite majority) shall deliver any notice to any Credit Party purporting to withdraw or actually withdrawing any consent to the Credit Parties’ use of cash collateral;

THEN, if any Event of Default occurs and is continuing, Administrative Agent may, or, at the request of the Requisite Lenders shall, take any or all of the following actions, at the same or different times, in each case without further order or application of the Bankruptcy Court (provided that with respect to the enforcement of Liens or other remedies with respect to the Collateral under clause (v) below, Administrative Agent shall provide the Company with at least five (5) days’ written notice prior to taking the action contemplated thereby); in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing:

(i) declare the Commitment of each Lender to make Loans and any obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties;

(iii) require that the Credit Parties cash collateralize the outstanding Letters of Credit;

(iv) send an Activation Notice (it being understood and agreed that during the 5-day period following the delivery of any such notice the Credit Parties shall be permitted to use cash collateral in accordance with the Budget provided in accordance with the terms herein); and

(v) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, may (and at the direction of the Requisite Lenders, shall) proceed to protect, enforce and exercise all rights and remedies of the Lenders or the Issuing Bank under this Agreement, any of the other Credit Documents or applicable law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Credit Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lenders or the Issuing Bank.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of applicable law.

Section 8.02. Application of Funds. After the exercise of remedies provided for in Section 8.01, any amounts received on account of the Obligations (it being understood and agreed that in the case of any proceeds from the Junior Lien Collateral, only to the extent not required to prepay any Indebtedness secured by the Specified Prepetition Liens) shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and the Co-Collateral Agents and amounts payable under Article 2 payable to Administrative Agent and the Co-Collateral Agents), each in its capacity as such, until paid in full;

Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Revolving Lenders and the Issuing Bank, until paid in full, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Protective Advances until paid in full;

Fourth, to payment of that portion of the Obligations constituting unpaid principal on the Protective Advances until paid in full;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans (including Swing Line Loans), Letters of Credit and such other Obligations, and fees (including Letter of Credit fees), until paid in full, ratably among the Revolving Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans (including Swing Line Loans) and unreimbursed Letters of Credit, until paid in full, ratably among the Revolving Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to Administrative Agent for the account of the Issuing Bank, to cash collateralize the aggregate undrawn amount of Letters of Credit until cash collateralized in full;

Eighth, to payment of all other Obligations in respect of the Revolving Facility (including without limitation the cash collateralization of unliquidated indemnification obligations), until paid (or cash collateralized) in full, ratably among the Agents, the Revolving Lenders and the Issuing Bank of the foregoing in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to payment of all Obligations arising from Banking Services or Designated Hedging Obligations, until paid in full, ratably in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, ratably to pay any fees, indemnities, expenses and other amounts then due to the Term Lenders and their Affiliates of the foregoing until paid in full;

Eleventh, ratably to pay accrued and unpaid interest in respect of the Term Loans until paid in full;

Twelfth, ratably to pay principal due in respect of Term Loans until paid in full;

Thirteenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations) to the Term Lenders and their Affiliates of the foregoing until paid in full; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Credit Parties or as otherwise required by applicable law.

Subject to Section 2.04, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 9

COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

Section 9.01. Accounts and Account Collections.

(a) Borrower and each Borrowing Base Guarantor shall notify Administrative Agent promptly of: (i) any material delay in the performance by Borrower or any Borrowing Base Guarantor of any of their material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Credit Party relating to the financial condition of any Account Debtor and (iii) any event or circumstance which, to any Credit Party’s knowledge, would result in any Account no longer constituting an Eligible Account, in each of the foregoing cases to the extent the outstanding amount of the Accounts affected thereby exceeds $500,000 in the aggregate. Borrower and each Borrowing Base Guarantor hereby agree not to grant, or permit its Restricted Subsidiaries to grant, to any Account Debtor any credit, discount, allowance or extension, or to enter into any agreement for any of the foregoing, without

Administrative Agent’s consent, not to be unreasonably withheld or delayed, except in the ordinary course of business in accordance with practices and policies previously disclosed in writing to Administrative Agent. So long as no Event of Default exists or has occurred and is continuing, Borrower and its Restricted Subsidiaries and each Borrowing Base Guarantor may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists or has occurred and is continuing, Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors of any Credit Party or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Administrative Agent or schedule thereof delivered to Administrative Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments immediately delivered to Administrative Agent pursuant to the terms of this Agreement or any applicable Collateral Document (to the extent so required), (iii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reflected in the reporting of the Borrowing Base or otherwise reported to Administrative Agent, in accordance with the terms of this Agreement, and (iv) none of the transactions giving rise thereto will violate any applicable laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Administrative Agent shall have the right at any time or times, in Administrative Agent’s name or in the name of a nominee of Administrative Agent, and may communicate directly with any Account Debtor, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, e-mail, facsimile transmission or otherwise. To facilitate the exercise of the right described in the immediately preceding sentence, Borrower hereby agrees to provide Administrative Agent upon request the name and address of each Account Debtor of Borrower or any Borrowing Base Guarantor or its Restricted Subsidiaries.

(d) Borrower shall establish and maintain, at its sole expense, and shall cause each Guarantor to establish and maintain, at its sole expense blocked accounts or lockboxes and related deposit accounts (in each case, “Blocked Accounts”), as Administrative Agent may specify, with Wells Fargo Bank (so long as Wells Fargo Bank or an Affiliate thereof is a Lender hereunder) or such other banks as are acceptable to Administrative Agent into which Borrower and Guarantors shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Credit Parties. Borrower and Guarantors shall deliver, or cause to be delivered, to Administrative Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of Borrower or any Guarantor is maintained, and by each bank where any other deposit account is from time to time maintained. Borrower shall further execute and deliver, and shall cause each Guarantor to execute and deliver, such agreements and documents as Administrative Agent may require in connection with such Blocked Accounts and such Deposit Account Control Agreements. Except as permitted by Section 9.01(e)(iii), Borrower and Guarantors shall not establish any deposit accounts after the Closing Date, unless Borrower or Guarantor (as applicable) have complied in full with the provisions of this Section 9.01 with respect to such deposit accounts. After the occurrence and during the continuance of a Cash Dominion Trigger Event, Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Administrative Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Administrative Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Administrative Agent and Lenders to the extent of the then outstanding Obligations.

(e) Borrower and each Guarantor shall maintain a cash management system which is acceptable to Administrative Agent (the “Cash Management System”), it being understood and agreed that the existing cash management system maintained at Wells Fargo Bank as of the date hereof, including the ACH Letter Agreement, is acceptable to Administrative Agent. The Cash Management System shall contain, among other things, the following:

(i) With respect to the Blocked Accounts of Borrower and such Guarantors as Administrative Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree, pursuant to the applicable Deposit Account Control Agreement, to forward daily all amounts in each Blocked Account to one Blocked Account designated as a concentration account in the name of Borrower (the “Concentration Account”) at the bank that shall be designated as the Concentration Account bank for Borrower (the “Concentration Account Bank”). The Concentration Account Bank shall agree, pursuant to the applicable Deposit Account Control Agreement from and after the receipt of a notice (an “Activation Notice”) from Administrative Agent (which Activation Notice may only be given after the occurrence and during the continuance of a Cash Dominion Trigger Event), and for the duration of the Dominion Period to forward daily all amounts in the Concentration Account to the account designated as collection account (the “Collection Account”) which shall be under the exclusive dominion and control of Administrative Agent.

(ii) With respect to the Blocked Accounts of such Guarantors as Administrative Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree, from and after the receipt of an Activation Notice from Administrative Agent (which Activation Notice may only be given by Administrative Agent at any time after the occurrence and during the continuance of a Cash Dominion Trigger Event), to forward all amounts in each Blocked Account to the applicable Collection Account and to commence the process of daily sweeps from such Blocked Account into the Collection Account.

(iii) Any provision of this Section 9.01 to the contrary notwithstanding, (A) Credit Parties may maintain payroll accounts and trust accounts that are not a part of the Cash Management Systems; provided, that, no Credit Party shall accumulate or maintain cash in such payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements, (B) Credit Parties may maintain local cash accounts that are not a part of the Cash Management Systems which in the aggregate do not at any time contain funds in excess of $1,000,000, (C) Credit Parties may maintain the Carve Out Account and (D) so long as any Prepetition First Lien Notes or Prepetition Junior Lien Notes remain outstanding, the Credit Parties may maintain the Junior Lien Collateral Proceeds Account.

(f) During any Dominion Period, all funds in the Collection Account will be applied, first, to pay fees and reimbursable expenses of the Monitoring Agents then due and payable, second, to repay Protective Advances outstanding at such time until paid in full, and third, to repay any Revolving Loans (including Swing Line Loans) outstanding at such time. In addition, during any Dominion Period, (x) to the extent there is a Borrowing Base Shortfall, all funds in the Collection Account will be applied, first, to repay any Protective Advances outstanding at such time until paid in full, second, to repay any Revolving Loans (including Swing Line Loans) outstanding at such time until paid in full, and third, to cash collateralize outstanding Letters of Credit in an amount necessary to maintain compliance with the Borrowing Base until cash collateralized in full, (y) to the extent that there is a Collateral Amount Shortfall, all funds in the Collection Account will be applied, first, to repay any Protective Advances outstanding at such time until paid in full, second, to repay any Revolving Loans (including Swing Line Loans) outstanding at such time until paid in full, third, to cash collateralize outstanding Letters of Credit until cash collateralized in full, and fourth, to repay Term Loans outstanding at such time and/or deposit funds as cash collateral in the Collateral Amount Account, in an aggregate amount necessary to maintain compliance with the Collateral Amount until paid (or cash collateralized) in full and (z) if an Event of Default has occurred and is continuing, all funds in the Collection Account and the Collateral Amount Account will be applied (upon not less than five days’ notice), first, to repay any Protective Advances outstanding at such time until paid in full, second, to repay any Revolving Loans (including Swing Line Loans) outstanding at such time until paid in full, third, to cash collateralize Letters of Credit until cash collateralized in full, and fourth, to repay Term Loans outstanding at such time until paid in full. To the extent a mandatory prepayment of the Term Loans is required due to a Collateral Amount Shortfall and so long as no Event of Default has occurred and is continuing, such amount may (i) be applied to prepay the Term Loans or (ii) be deposited as cash collateral in the Collateral Amount Account at the option of Borrower. To the extent that no Protective Advances or Revolving Loans (including Swing Line Loans) are outstanding, so long as no Event of Default has occurred and is continuing and there is no Borrowing Base Shortfall or Collateral Amount Shortfall, amounts in the Concentration Account and the Collection Account shall be made available to Borrower during any Dominion Period.

(g) Borrower and its directors, employees, agents and other Affiliates and Borrowing Base Guarantors shall, acting as trustee for Administrative Agent, receive, as the property of Administrative Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Administrative Agent. In no event shall the same be commingled with Borrower’s own funds. Borrower agrees to reimburse Administrative Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or Person involved in the transfer of funds to or from the Blocked Accounts arising out of Administrative Agent’s payments to or indemnification of such bank or Person.

Section 9.02. Inventory. With respect to the Inventory: (a) Borrower and Borrowing Base Guarantors shall at all times maintain records of Inventory reasonably satisfactory to Administrative Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; (b) any of Administrative Agent’s and the Co-Collateral Agents’ officers, employees or agents shall have the right, at any time or times, in the name of Administrative Agent or any Co-Collateral Agent, as applicable, any designee of Administrative Agent, any Co-Collateral Agent or Borrower, to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, electronic communication, personal inspection or otherwise and to conduct desktop collateral appraisals of the financial affairs and Collateral of the Credit Parties, and Borrower shall cooperate fully with Administrative Agent and any Co-Collateral Agent in an effort to facilitate and promptly conclude any such verification process; (c) the Credit Parties shall cooperate fully with any Co-Collateral

Agent and its agents during all desktop collateral appraisals and Inventory Appraisals each of which shall be at the expense of Borrower and each of which shall be conducted annually (i.e. two desktop appraisals per annum and two Inventory Appraisals per annum), or, following the occurrence and during the continuation of an Event of Default, more frequently at Administrative Agent’s reasonable request; (d) neither Borrower nor any Borrowing Base Guarantor shall sell Inventory to any customer on approval, or any other basis which entitles the customer to return (except for the right of customers for Inventory which is defective or non-conforming) or may obligate any Credit Party to repurchase such Inventory; and (e) Borrower and each Borrowing Base Guarantor shall keep the Inventory in good and marketable condition. In addition to the other provisions of this Article 9, Co-Collateral Agents shall have the right to conduct such collateral audits as it may determine appropriate; provided at any time when no Event of Default shall have occurred and be continuing the Co-Collateral Agents shall not conduct more than two such collateral audits in any calendar year.

ARTICLE 10

AGENTS

Section 10.01. Appointment of Agents. JPMCB is hereby appointed Administrative Agent and Co-Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes JPMCB as Administrative Agent and Co-Collateral Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. WFCF is hereby appointed Co-Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes WFCF as Co-Collateral Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Barclays Capital is hereby appointed Syndication Agent hereunder. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for SuperHoldCo or any of its Subsidiaries. As of the Closing Date, Barclays Capital, in its capacity as Syndication Agent, shall not have any obligations but shall be entitled to all benefits of this Article 10.

Section 10.02. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

Section 10.03. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, and Lender to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, neither Administrative Agent nor Swing Line Lender shall have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof and neither Administrative Agent nor any Issuing Bank shall have any liability arising from confirmations of the amount of the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent or any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s or any of its officers’, partners’, directors’ or employees’ gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.05) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for SuperHoldCo and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.05).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 10.03 and of Section 10.06 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10.03 and of Section 10.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 10.04. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with SuperHoldCo or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 10.05. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of SuperHoldCo and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of SuperHoldCo and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

Section 10.06. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party (and without limiting any Credit Party’s obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 10.07. Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent, provided that so long as no Event of Default then exists such successor shall have been approved in writing by Borrower which approval shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) In addition to the foregoing, any Co-Collateral Agent may resign at any time by giving thirty 30 days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Co-Collateral Agent; provided that so long as no Event of Default then exists such successor shall have been approved in writing by Borrower which approval shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Co-Collateral Agent hereunder by a successor Co-Collateral Agent, that successor Co-Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Co-Collateral Agent under this Agreement and the Collateral Documents, and the retiring Co-Collateral Agent under this Agreement shall promptly (i) transfer to such successor Co-Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Co-Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Co-Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Co-Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Co-Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Co-Collateral Agent’s resignation hereunder as the Co-Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Co-Collateral Agent hereunder.

Section 10.08. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 11.05, without further written consent or authorization from any Secured Party, Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.05) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.11 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.05) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, each Co-Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Section 10.09. Documentation Agent. Notwithstanding the provisions of this Agreement or any of the other Credit Documents, no Person who is or becomes a “documentation agent” shall by reason of being designated a “documentation agent” have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Credit Documents in its capacity as a “documentation agent”.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Co-Collateral Agent, Administrative Agent, Swing Line Lender or Issuing Bank shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 10.03(c) hereto as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article 2 if such Lender or the Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided further that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each of the Credit Parties, the Issuing Banks and the Lenders understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each of the Credit Parties, the Lenders, the Issuing Banks and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

Section 11.02. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case subject to, unless otherwise agreed to by Borrower, one primary counsel and appropriate local counsel in applicable local jurisdictions, including without limitation, Delaware and Canada, and regulatory counsel as needed and in the event of conflicts, additional primary and local counsel may be retained in consultation with Borrower at the Credit Parties’ reasonable expense) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual and reasonable costs and expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, and the costs and expenses of the Co-Collateral Agents with respect to each of field examinations and appraisals conducted by the Co-Collateral Agents not more than two times in any calendar year (or in the event an Event of Default shall have occurred and be continuing, with such frequency as the Co-Collateral Agents may determine); (e) all the actual and reasonable costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers (it being agreed that field appraisals conducted by WFCF as Co-Collateral Agent will be at a cost of $1,000 per person per day); (f) all the actual and reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Agents and their counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 11.03. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 11.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (if requested by the Indemnitees and subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the Issuing Bank and the officers, partners, directors, trustees, employees, agents, sub-agents, advisors and Affiliates of each Agent and each Lender and the Issuing Bank (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to (i) the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) to the extent arising from any dispute solely among Indemnitees other than (A) any claims against any Agent or the Lead Arrangers acting in such capacity or in fulfilling such role or any similar role under the Credit Facilities and (B) any claims arising out of any act or omission on the part of Borrower or its Subsidiaries. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 11.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and SuperHoldCo, Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.04. Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Administrative Agent and each Lender agree promptly to notify Borrower after any such set-off and application made by such Person; provided, that failure to provide such notice does not affect the validity of any such set-off or create any liability against Administrative Agent, any Co-Collateral Agent or any Lender.

Section 11.05. Amendments and Waivers.

(a) Lenders’ Consent. Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Requisite Lenders, or (y) in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by Administrative Agent and the other parties that are parties thereto, with the consent of the Requisite Lenders; provided that (i) the consent of each Lender (other than any Sponsor Affiliated Lender) directly adversely affected thereby shall be required to (A) reduce the amount or extend the scheduled date of maturity of any Loan or reduce the amount or extend the payment date for, any required payments, (B) reduce the rate of interest or any fee or extensions of any due date thereof (provided that waivers of Defaults or Events of Default or waivers of default interest shall not be deemed to be a reduction in the rate of interest or any fee under the Credit Documents) or (C) increase the amount or extensions of the expiry date of any Lender’s commitment (provided that Administrative Agent may make Protective Advances as set forth in Section 2.12), (ii) the consent of each Lender (other than, except with respect to clause (B) below, any Sponsor Affiliated Lender) shall be required to (A) directly or indirectly, whether by amendment, waiver or otherwise, add additional categories of assets to the definition of “Collateral Amount”, (B) modify the definition of “Pro Rata Share” or pro rata sharing requirements of the Credit Documents, (C) permit any Credit Party to assign its rights under the Credit Facilities, (D) modify any provisions of this Section 11.05(a) or of any voting percentages required to waive, amend or modify any rights under any Credit Document or make any determination or grant any consent thereunder, (E) release or limit the liability of any Guarantor, except as otherwise permitted in the Credit Documents, (F) release all or substantially all of the Collateral, or (G) modify the payment priorities set forth in Section 2.13(a), Section 2.14, Section 2.15(a), Section 8.02 or Section 9.01(f), (iii) the consent of the Requisite Revolving Lenders and the Requisite Term Lenders shall be required (A) to amend the definition of “Collateral Amount” (other than by adding additional categories of assets thereto) and any other defined terms used in such definition or (B) to amend the financial covenants in Section 6.08 and any defined terms used therein, (iv) the consent of each Revolving Lender (other than any Sponsor Affiliated Lender) and the Requisite Term Lenders shall be required to increase the advance rates set forth in the definition of “Borrowing Base” or to add additional categories of assets to the definition of “Borrowing Base”, (v) the consent of the Supermajority Revolving Lenders and the Requisite Term Lenders shall be required for any other amendments to the definition of “Borrowing Base” in a manner adverse to the interests of the Lenders or in a manner that would make more credit available to Borrower and (vi) the consent of the Supermajority Revolving Lenders shall be required to change any provisions relating to the conditions precedent to the making of Revolving Loans under Section 3.02 or Section 3.03; provided that no such agreement shall amend, modify or otherwise adversely affect the rights or duties of any Agent or the Issuing Bank hereunder without the prior written consent of such Person.

(b) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(c) Sponsor Affiliated Lender. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, in no event shall any Sponsor Affiliated Lender be entitled: (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document, (ii) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (iii) to otherwise vote on any matter related to this Agreement or any other Credit Document, (iv) to attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (v) to make or bring any claim, in its capacity as Lender, against any Agent or any Lender with respect to the duties and obligations of such Agent or Lender under the Credit Documents; provided, however, no amendment, modifications or waiver shall deprive any Sponsor Affiliate Lender of its Pro Rata Share of any payments to which the Lenders are entitled to share on a pro rata basis hereunder without such Sponsor Affiliated Lender’s consent.

Section 11.06. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof as provided in Section 11.06(d). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitments or Loans owing to it or other Credit Agreement Obligations owing to it (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan of any Class and any related Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” and unless only a Term Loan is being assigned, with the Consent (not to be unreasonably withheld) of Administrative Agent and the Issuing Bank; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee”, consented to by each of Administrative Agent and the Issuing Bank (such consent not to be unreasonably withheld; provided, further each such assignment pursuant to this Section 11.06(c)(ii) shall be in an aggregate amount of not less than $5,000,000 in the case of a Revolving Commitment or $1,000,000 in the case of a Term Commitment, unless otherwise agreed by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender (and aggregating assignments to or by Related Funds for this purpose) with respect to the assignment of Revolving Commitments and Revolving Loans.

(d) Mechanics. Assignments and assumptions of Loans and Commitments shall only be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to JPMCB or any Affiliate thereof or

(z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender). Each assignee, if it is not a Lender, shall deliver to Administrative Agent an administrative questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Borrower, the Credit Parties and their Affiliates or their respective Securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.06, the disposition of such Commitments, Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 11.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitment and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations; Participant Register. Each Lender shall have the right at any time to sell one or more participations to any Person (other than SuperHoldCo, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, or to consent to any action to be taken or omitted hereunder by such Lender, except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement (except as otherwise expressly permitted by a Credit Document) or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (A) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, and (B) a Participant agrees to be subject to the provisions of Section 2.17, Section 2.21 and Section 2.23 as if it were an assignee under paragraph (c) of this Section. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 11.06, any Lender may, without the consent of Borrower or Administrative Agent, assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder, until such time as such Federal Reserve Bank, pledgee or trustee has complied with the provisions of this Section 11.06 regarding assignments.

Section 11.07. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.08. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.

Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 11.02, 11.03 and 11.04 and the agreements of Lenders set forth in Sections 2.17, 10.03(b) and 10.06 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 11.09. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state, provincial or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.11. Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to the final paragraph of Article 8 and Section 10.08(b) or as otherwise expressly provided in this Agreement, each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.14. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

Section 11.15. Consent to Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR TO ANY OTHER CREDIT DOCUMENT, OR TO ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.01; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER

MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 11.16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.17. Confidentiality.

(a) Each Agent and each Lender (which term for the purposes of this Section 11.17 includes the Issuing Bank) shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative

Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents, trustees and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.17, provided that disclosures by Sponsor Affiliated Institutional Lenders shall be limited to disclosures to Affiliates that are themselves Sponsor Affiliated Institutional Lenders and their respective agents, trustees and advisors and with respect to Sponsor Affiliated Institutional Lenders that are securitization vehicles, lenders to such securitization vehicles, provided that such lenders shall be subject to similar confidentiality provisions as those contained in this Section 11.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any pledge referred to in Section 11.06(h) or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such pledgees, assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 11.17 or other provisions at least as restrictive as this Section 11.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH

MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT BORROWER, THE CREDIT PARTIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO BORROWER AND ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 11.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

Section 11.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 11.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 11.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.

Section 11.22. Electronic Execution of Assignments. The words “execution”, “signed”, signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or such other similar foreign or provincial laws.

Section 11.23. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of each Credit Party. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and each Credit Party, its stockholders or its affiliates. Each Credit Party acknowledges and agrees that (a) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and each Credit Party, on the other, (b) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of each Credit Party, its management, stockholders, creditors or any other person, (c) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Credit Party on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (d) each Credit Party has consulted its own legal and financial advisors to the extent deemed appropriate. Each

Credit Party further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Credit Party, in connection with such transaction or the process leading thereto.

Section 11.24. Inconsistency. In the event of any inconsistency between the provisions of this Agreement and the Interim Order (and, when applicable, the Final Order), the provisions of Interim Order (and, when applicable, the Final Order) shall govern.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NEWPAGE CORPORATION

By:	/s/ Jay A. Epstein
	Name:	Jay A. Epstein
	Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

NEWPAGE HOLDING CORPORATION

By:	/s/ Jay A. Epstein
	Name:	Jay A. Epstein
	Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

NEWPAGE GROUP INC.

By:	/s/ Jay A. Epstein
	Name:	Jay A. Epstein
	Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

[Signature Page to Superpriority Debtor-in-Possession Credit and Guaranty Agreement]

CHILLICOTHE PAPER INC.

ESCANABA PAPER COMPANY

LUKE PAPER COMPANY

NEWPAGE CANADIAN SALES LLC

NEWPAGE CONSOLIDATED PAPERS INC.

NEWPAGE ENERGY SERVICES LLC

NEWPAGE PORT HAWKESBURY HOLDING LLC

NEWPAGE WISCONSIN SYSTEM INC.

RUMFORD PAPER COMPANY

UPLAND RESOURCES, INC.

WICKLIFFE PAPER COMPANY LLC

By:	/s/ Jay A. Epstein
	Name:	Jay A. Epstein
	Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

[Signature Page to Superpriority Debtor-in-Possession Credit and Guaranty Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Co- Collateral Agent, Issuing Bank, Swing Line Lender and a Lender

By:	/s/ Charles Holmes
	Name:	Charles K. Holmes
	Title:	Vice President

[Signature Page to Superpriority Debtor-in-Possession Credit and Guaranty Agreement]

WELLS FARGO CAPITAL FINANCE, LLC, as Co-Collateral Agent and a Lender

By:	/s/ Peter D. Steffen
	Name:	Peter D. Steffen
	Title:	Authorized Signatory

[Signature Page to Superpriority Debtor-in-Possession Credit and Guaranty Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank

By:	/s/ Peter D. Steffen
	Name:	Peter D. Steffen
	Title:	Authorized Signatory

[Signature Page to Superpriority Debtor-in-Possession Credit and Guaranty Agreement]

BARCLAYS BANK PLC as a Lender and on behalf of Barclays Capital, as Syndication Agent

By:	/s/ Michael J. Mozer
	Name:	Michael J. Mozer
	Title:	Vice President

[Signature Page to Superpriority Debtor-in-Possession Credit and Guaranty Agreement]

[Lender]

By:
Name:
Title:

If a second signature is required:

By:
Name:
Title:

[Signature Page to Superpriority Debtor-in-Possession Credit and Guaranty Agreement]

APPENDIX A

TO SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AND

GUARANTY AGREEMENT

Commitments

Lender	Term Commitment	Revolving Commitment
JPMorgan Chase Bank, N.A.	$200,000,000	$100,000,000
Barclays Bank PLC	$50,000,000	$125,000,000
Wells Fargo Capital Finance, LLC	$0	$125,000,000

Total	$250,000,000	$350,000,000

APPENDIX A

APPENDIX B

TO SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AND

GUARANTY AGREEMENT

Notice Addresses

NEWPAGE CORPORATION

NEWPAGE HOLDING CORPORATION

NEWPAGE GROUP INC.

EACH GUARANTOR SUBSIDIARY

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, OH 45342

Attention: President and General Counsel

Facsimile: 937-495-9228

In each case, with a copy to:

Cerberus Capital Management LP

299 Park Ave.

22nd Floor

New York, NY 10022

Attention: Lenard Tessler

Facsimile: 212-421-2958

APPENDIX B-1

ADMINISTRATIVE AGENT, CO-COLLATERAL AGENT AND ISSUING

BANK:             JPMorgan Chase Bank, N.A.

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 23rd Floor

New York, NY 10179

Attention: Charles K. Holmes

Telephone: 212-622-1309

Facsimile: 917-463-0864

Email: charles.k.holmes@jpmorgan.com

JPMorgan Chase Bank, N.A.

1300 East Ninth Street, Floor 13

Cleveland, OH 44114-1573

Attention: Tracy S. Dowe

Telephone: 216-781-2678

Facsimile: 216-781-2071

Email: tracy.s.dowe@chase.com

In the case of Administrative Agent and Issuing Bank, with a copy to:

JPMorgan Chase Loan & Agency Services

1111 Fannin Street, Floor 10

Houston, TX 77002

Attention: Linda Bryant

Telephone: 713-750-2336

Facsimile: 713-750-2892

Email: linda.bryant@jpmchase.com

APPENDIX B-2

CO-COLLATERAL AGENT:	Wells Fargo Capital Finance, LLC
ISSUING BANK:	Wells Fargo Bank, National Association

Wells Fargo Bank Capital Finance, LLC

Wells Fargo Bank, National Association

12 East 49th Street

New York, New York 10017

Attention: Portfolio Manager – NewPage

Telephone: 212-840-2000

Facsimile: 212-545-4283

APPENDIX B-3

SYNDICATION AGENT:       Barclays Capital

Barclays Capital

745 Seventh Avenue, 5th Floor

New York, NY 10019

Attention: Kevin Cullen

Telephone: 212-526-4979

Facsimile: 917-265-1239

Email: kevin.cullen@barcap.com

Barclays Capital

745 Seventh Avenue, 26th Floor

New York, NY 10019

Attention: Michael Mozer

Telephone: 212-526-1456

Facsimile: 212-526-5115

Email: michael.mozer@barcap.com

A copy of the Exhibits and Schedules will be furnished supplementally to the Commission upon request.

APPENDIX B-4